SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐  Soliciting Material Pursuant to § 240.14a-12

SPECTRUM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

We are pleased to provide you with the proxy materials for our 2011 Annual Meeting of Stockholders. This year our meeting will be held on Monday, June 13, 2011 at 10:30 a.m. Pacific Time, at our California office located at 157 Technology Drive, Irvine, California 92618.

For Spectrum, 2010 was the year we completed the transformation from a drug development company to an energized, highly-focused biopharmaceutical company with fully integrated commercial and drug development operations. We achieved record product revenue of over $60 million. This is the third consecutive year of strong product revenue growth.

Our commercial success has fueled our ability to manage multiple late-stage clinical trials for belinostat, apaziquone and other drug candidates in our pipeline of anti-cancer drugs. We ended the year with more than $100 million in cash, cash equivalents, and investments.

The number of cancer patients continues to grow year over year. Because we are patient focused, our main objective is to bring life-saving drugs to the cancer patient as quickly as possible. Therefore it is our goal to find the quickest and most efficient development and regulatory pathway for FDA approval. Our drug portfolio includes three distinct categories: marketed drugs; late stage drugs; and early clinical development drugs. This diversification strategy mitigates the risk of a long-lasting negative impact of any single binary event.

As little as four years ago, we had a portfolio of generics, no proprietary oncology drugs in development, and little cash on hand. Through a series of strategic steps, Spectrum Pharmaceuticals today is an oncology-focused biotechnology company with two marketed drugs, two drugs in late-stage clinical development with potential FDA filings over the next 18 to 24 months, and a solid and robust pipeline of novel drug candidates. The next two years represent a critical inflection point for the further transformation of our Company.

At this meeting, among other proposals, we are asking for votes from our stockholders on the election of our six nominees to the board of directors. We believe that our director nominees will continue to bring high ethical standards, significant knowledge, experience, contacts and oversight to help us move forward with the commercialization of our marketed drugs and development of our clinical drugs.

Your vote is important, and whether or not you attend the annual meeting, I encourage you to sign and return your proxy card, so that your shares of stock will be represented and your votes cast at the meeting. If you have any further questions, please contact our Acting Chief Financial Officer, Mr. Brett L. Scott, at Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

We thank you for your consideration and support, and hope to see you at this year’s annual meeting to learn more about our future plans for Spectrum Pharmaceuticals.

Sincerely,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Monday, June 13, 2011

To our Stockholders:

The 2011 annual meeting of stockholders of Spectrum Pharmaceuticals, Inc. will be held at our California office located at 157 Technology Drive, Irvine, California 92618 on Monday, June 13, 2011, beginning at 10:30 a.m., Pacific Time. At the annual meeting, the holders of our outstanding voting securities will consider and act on the following matters:

(1)	The election of six directors, each for a term of one year expiring at the 2012 annual meeting of stockholders or until their successors are elected and duly qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

(3) An advisory vote on the compensation of our named executive officers;

(4)	An advisory vote on the frequency of an advisory vote on the compensation of our named executive officers;

(5)	The approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 175,000,000; and

(6) The transaction of such other business as may properly come before the meeting.

All holders of record of shares of our common stock and Series E Convertible Voting Preferred Stock at the close of business on April 18, 2011 are entitled to vote at the annual meeting and any postponements or adjournments thereof.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented; therefore, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED EVEN IF YOU PLAN TO ATTEND THE MEETING.

Very truly yours,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

Date: May 13, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2011

Pursuant to the rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you a full set of proxy materials, including this notice of meeting, the accompanying proxy statement and proxy card, and the annual report to our stockholders for the year ended December 31, 2010, and by notifying you of the availability of the proxy materials on the Internet. The notice of annual meeting, proxy statement, proxy card and annual report to our stockholders for the year ended December 31, 2010 are available at our Investor Relations page of our Internet website, http://www.sppirx.com, under the heading “Annual Meeting and Proxy Information.”

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of the board of directors of Spectrum Pharmaceuticals, Inc. (“Spectrum,” “we,” “our,” “us” or the “Company”) for use at our 2011 annual meeting of stockholders to be held Monday, June 13, 2011 at 10:30 a.m., Pacific Time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The persons named as proxies were designated by the board of directors and are officers of Spectrum. The annual meeting will be held at our California office located at 157 Technology Drive, Irvine, California 92618. This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about May 13, 2011.

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the following:

•	the election of six directors, each for a term of one year that expires at the annual meeting in 2012 or until their successors are elected and duly qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

•	an advisory vote on the compensation of our named executive officers;

•	an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers; and

•	the approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 175,000,000.

Stockholders will also act on any other business that may properly come before the annual meeting. In addition, following the annual meeting, management will report on our performance during fiscal 2010 and early 2011.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2011, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. A list of such stockholders will be available for examination by any stockholder at the annual meeting and, for any purpose germane to the annual meeting, at our California office located at 157 Technology Drive, Irvine, California 92618, for a period of ten days prior to the annual meeting.

How many shares of our common stock and preferred stock are outstanding and what are the voting rights of the holders of those shares?

On April 18, 2011, the record date for the annual meeting,           shares of our common stock and 20 shares of our Series E Convertible Voting Preferred Stock, or Series E Preferred Stock, were outstanding. Holders of the outstanding shares of our common stock on the record date will be entitled to one vote on each matter for each share of our common stock held as of such date. Our Series E Preferred Stock has voting rights and powers equal to those of our common stock. Holders of our Series E Preferred Stock as of the record date shall be entitled to vote with respect to any matter upon which holders of our common stock have the right to vote, voting together with the holders of our common stock as one class. Each holder of our Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of our common stock into which such shares of our Series E Preferred Stock could be converted on the record date at the then current conversion value, as determined pursuant to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock, or the Certificate of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 40,000 votes on each matter at the annual meeting. Including both the outstanding common stock and the Series E Preferred Stock, voting together as one class, a total of           votes may be cast at the annual meeting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting of the holders of a majority of the aggregate of the outstanding shares of our common stock and our preferred stock (of which only Series E Preferred Stock is currently outstanding), which will be counted as if converted into common stock, in person or by proxy and entitled to vote, will constitute a quorum, permitting the annual meeting to conduct its business. Proxies marked “withheld” as to any director nominee, abstentions and broker non-votes are counted by us for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner and the broker does not have discretionary authority to vote on such matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the annual meeting, you may deliver your completed proxy card in person. We encourage you, however, to submit the enclosed proxy card in advance of the annual meeting. In addition, ballots will be available for registered stockholders to vote in person at the annual meeting. Stockholders who hold their shares in “street name” may vote in person at the annual meeting only by obtaining a proxy form from the broker or other nominee that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may not vote by telephone or electronically since we do not have that capability. If your shares are held in “street name,” i.e., by a broker or other nominee, please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically and what deadlines may apply to your ability to vote your shares by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. As a registered stockholder, you may change your vote at any time before the proxy is voted at the annual meeting by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting in person and request that your proxy be suspended, although attendance at the annual meeting will not by itself revoke a previously granted proxy. Any written notice revoking a proxy should be sent to our Secretary at our California office at 157 Technology Drive, Irvine, California 92618, and must be received prior to the commencement of the meeting. If your shares are held in “street name,” please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine how to change your vote.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, our board recommends:

•	a vote “FOR” election of the six director nominees, each for a term of one year expiring at the 2012 annual meeting of stockholders or until their successors are elected and duly qualified (see Proposal 1);

•	a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 (see Proposal 2);

•	a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (see Proposal 3);

•	a vote “FOR” the approval, on an advisory basis, of a resolution to hold an advisory vote on the compensation of our named executive officers every “THREE YEARS” (see Proposal 4); and

•	a vote “FOR” the approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 175,000,000.

Management does not know of any matters which will be brought before the annual meeting other than those specifically set forth in the notice hereof. However, if any other business properly comes before the annual meeting, the proxy holders or their substitutes will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the proposals?

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. Therefore, it is critical that you cast your vote.

Election of Directors

For Proposal 1, the director nominees receiving the highest number of affirmative votes cast, in person or by proxy, at the annual meeting, up to the number of directors to be elected at the annual meeting (six directors), will be elected as directors. A properly executed proxy marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The election of directors is a “non-discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the election of directors, your broker may not vote with respect to this Proposal and those votes will be counted as broker non-votes. Broker non-votes will have no effect in determining which directors receive the highest number of affirmative votes cast.

Ratification of the Appointment of Ernst & Young LLP

For Proposal 2, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the Proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote. The ratification of Ernst & Young LLP is a “discretionary” item. Therefore, if you do not instruct your broker how to vote with respect to the ratification of Ernst & Young LLP, your broker may use its discretion to vote any uninstructed shares on this Proposal.

Advisory Vote on Approval of the Compensation of Named Executive Officers

For Proposal 3, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the Proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote. The advisory vote on compensation is a “non-discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the advisory vote on compensation, your broker may not vote with respect to this Proposal and those votes will be counted as broker non-votes. A broker non-vote will have no effect on the outcome of the Proposal.

Advisory Vote on the Frequency of Advisory Vote on Approval of Compensation of Named Executive Officers

For Proposal 4, the affirmative vote of the holders of a majority of the shares cast, in person or by proxy, at the annual meeting will indicate to the board of directors the preference of the stockholders with respect to the frequency of such advisory vote. In the absence of a majority of votes in support of any one frequency, the alternative that receives the highest number of votes cast (holding the vote every one, two or three years), in person or by proxy, at the annual meeting will indicate such preference. A properly executed proxy marked “ABSTAIN” with respect to such matter will not be voted. The advisory vote on frequency is a “non-discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the advisory vote on frequency, your broker may not vote with respect to this Proposal and those votes will be counted as broker non-votes. Broker non-votes will have no effect in determining which alternative receives the highest number of affirmative votes cast.

Amendment to Certificate of Incorporation

For Proposal 5, the approval of the amendment to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares outstanding will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted. Accordingly, an abstention will have the effect of a negative vote. The approval of the amendment to the Certificate of Incorporation is generally considered a “discretionary” item. Therefore, if you hold your shares in street name and do not instruct your broker how to vote with respect to the approval of the amendment to the Certificate of Incorporation, your broker may generally use its discretion to vote such uninstructed shares on this Proposal.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission, or SEC, rules permit banks, brokers and other nominee record holders to participate in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple stockholders who share the same address. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for Spectrum. If you receive a householded mailing this year and would like to have additional copies of our proxy statement and/or annual report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your bank, broker or other nominee record holder, or submit your request to our Secretary, c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, California 92618. Upon receipt of any such request, we agree to promptly deliver a copy of our proxy statement and/or annual report to you. In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS.

Based on information publicly filed and provided to us by certain holders, the following table shows the amount of our Series E Preferred Stock and common stock beneficially owned on April 18, 2011 (unless otherwise indicated) by holders of more than 5% of the outstanding shares of any class of our voting securities, other than with respect to Dr. Rajesh C. Shrotriya (our Chairman, Chief Executive Officer and President) whose ownership is included in the second table below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to our voting securities, unless footnoted to the contrary. For purposes of the following tables, the percentage ownership is based upon 20 shares of our Series E Preferred Stock, and           shares of our common stock, outstanding as of April 18, 2011.

			Common
			Shares and
	Preferred	Percent of	Common	Percent of	Percent of
	Shares	Preferred	Equivalents	Common	Shares Eligible
Name and Address	Beneficially	Stock	Beneficially	Shares	to Vote on
of Beneficial Owner	Owned(1)	Outstanding(2)	Owned(3)	Outstanding(3)	April 18, 2011(4)

BlackRock, Inc.(5)	—	—	3,161,135	%	%
40 East 52nd Street New York, NY 10022
Eastern Capital Limited(6)	—	—	4,737,307	%	%
P.O. Box 31363/P.O. Box 31300 Grand Cayman, KY1-1206, Cayman Islands
Sands Brothers Venture Capital Funds 1-IV, LLC(7)	20	100.00%	40,000	*	*
90 Park Avenue, 31st Floor New York, NY 10016

*	Less than 1%

(1)	The amount relates to the shares of our Series E Preferred Stock owned by the entity as of April 18, 2011. There are no outstanding shares of any other series of our preferred stock.

(2)	Represents the percentage ownership of the total number of our outstanding shares of Series E Preferred Stock.

(3)	Shares of common stock owned as of April 18, 2011 and shares of common stock subject to preferred stock and warrants currently convertible or exercisable, or convertible or exercisable within 60 days of April 18, 2011, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(4)	Reflects actual voting percentage. Each holder of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series E Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificates of Designations. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 40,000 votes on each matter at the annual meeting.

(5)	The information set forth herein is based solely on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2011 by BlackRock, Inc. (“BlackRock”). According to the Amendment No. 1 to Schedule 13G, BlackRock has sole voting and dispositive power over 3,161,135 shares of our common stock.

(6)	The information set forth herein is based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2011 by Eastern Capital Limited. Eastern Capital Limited is a direct wholly-owned subsidiary of Portfolio Services Ltd. Kenneth B. Dart is the beneficial owner of all of the outstanding shares of Portfolio Services Ltd., which in turns owns all the outstanding shares of Eastern Capital Limited. As of the date of the Amendment No. 3 to Schedule 13G filing, Eastern Capital Limited and Mr. Dart beneficially own in the aggregate 4,737,307 shares of our common stock. Eastern Capital Limited and Mr. Dart have shared voting and dispositive powers with respect to 4,737,307 shares of our common stock.

(7)	Based upon the information provided to us by the holder, SB Venture Capital Management I-IV, LLCs are the member-managers of Sands Brothers Venture Capital LLC (“SBV”), Sands Brothers Venture Capital II LLC (“SBV II”), Sands Brothers Venture Capital LLC III (“SBV III”) and Sands Brothers Venture Capital IV LLC (“SBV IV”) (collectively, the “Funds”). The Funds’ beneficial ownership includes the effect of converting the 20 shares of Series E Preferred Stock into 40,000 shares of common stock. Martin S. Sands and Steven B. Sands are co-Member Managers of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC, and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBV, SBV-II, SBV-III and SBV-IV, respectively, and are the natural persons exercising voting and investment control over securities beneficially owned by the Funds.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2011 (unless otherwise noted) by: (i) each of our directors and director nominees, (ii) our named executive officers, and (iii) all of our directors, director nominees and executive officers as a group. Shares of common stock owned as of April 18, 2011 and shares of common stock subject to options currently exercisable or exercisable within 60 days of April 18, 2011, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him. Information as to beneficial ownership is based upon statements furnished to us or filed with the SEC by such persons. Unless otherwise indicated, the business address of each stockholder listed below is c/o Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052.

				Percent of
			Total	Shares
Name of Beneficial Owner	Options	Shares(1)	Owned	Outstanding

Shrotriya, Rajesh C.(2)	3,077,000	1,425,099	4,502,099	8.2%
Kumaria, Shyam(3)	311,250	222,062	533,312	1.0%
Tidmarsh, George F.(4)	12,500	43,520	56,020		*
Shields, James E.(5)	44,483	26,753	71,236		*
Scott, Brett L.	—	4,130	4,130		*
Krassner, Stuart M.	152,500	10,750	163,250		*
Maida, Anthony E	174,500	2,250	176,750		*
Lenaz, Luigi	52,500	21,877	74,377		*
Arora, Krishan K.	7,500	—	7,500		*
Mehta, Dilip J	7,500	32,000	39,500		*
All Executive Offices and Director/Director Nominees as a group (10 persons)(6)	3,839,733	1,788,441	5,628,174	10.1%

*	less than 1%

(1)	The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of common stock covered by the restricted stock grant.

(2)	The number of shares includes 337,500 unvested restricted shares of our common stock subject to future vesting.

(3)	The number of shares includes 27,500 unvested restricted shares of our common stock subject to future vesting.

(4)	The number of shares includes 30,000 unvested restricted shares of our common stock subject to future vesting.

(5)	The number of shares includes 15,000 unvested restricted shares of our common stock subject to future vesting.

(6)	The number of shares includes 410,000 unvested restricted shares of our common stock held as a group subject to future vesting.

We are not aware of any arrangements that may at a subsequent date result in a change of control of Spectrum.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of us and descriptions of their backgrounds. Each of our executive officers serves at the discretion of the board of directors. Additionally, there are no family relationships between any director or executive officer and any other director or executive officer.

Name and Age

Rajesh C. Shrotriya, M.D. (67) Chairman of the Board, Chief Executive Officer and President	Information regarding Dr. Shrotriya is provided under “Proposal 1 — Election of Directors” on page 9 of this proxy statement.
George F. Tidmarsh, M.D, Ph.D. (51) Senior Vice President, Chief Scientific Officer & Head of Research and Development Operations	Dr. Tidmarsh has served as Senior Vice President, Chief Scientific Officer and Head of Research & Development at Spectrum since July 2010. Before joining Spectrum, Dr. Tidmarsh served as the Chief Executive Officer of Metronome Therapeutics, a privately held biopharmaceutical company focused on novel cancer drug development from 2006 until 2010. From 2005 through 2008, he was the Founder and Chief Executive Officer of Horizon Therapeutics, Inc., a venture funded private company, where he successfully completed four Phase 1 and two large Phase 3 trials, and authored all patent applications. Dr. Tidmarsh also has published over twenty articles. He earned his Bachelor of Science, M.D., and Ph.D. from Stanford University and is currently an Associate Professor of Pediatrics and Neonatology at Stanford University.
James E. Shields (59) Senior Vice President, Chief Commercial Officer	Mr. Shields has served as Senior Vice president, Chief Commercial Officer since May 2010. Previously Mr. Shields served as Area Business Director for a Division of TEVA Pharmaceutical Industries Limited from September 2007 through April 2010 and Regional Business Director and National Director of Sales for Commercial Divisions of Altana AG from March 2001 until the US Commercial Division was dissolved in December 2006. Mr. Shields also held positions of increasing responsibility with several pharmaceutical companies, including Centocor, Bristol-Myers Squibb, and ICI Stuart Pharmaceuticals. Mr. Shields earned his Bachelor’s Degree from the University of Kentucky.
Shyam Kumaria (61) Senior Vice President of Finance and Special Assistant to the CEO	Mr. Kumaria has served as Vice President of Finance since December 2003. From 1996 to 2003, he provided financial and management consulting services to private companies. From 1984 to 1996, he served in senior executive and management positions for several companies including Deloitte & Touche. Mr. Kumaria became a Chartered Accountant in London, England in 1973 and a Certified Public Accountant in 1978. He received an Executive M.B.A. from Columbia University in 1984.

Name and Age

Brett L. Scott (60) Senior Vice President and Acting Chief Financial Officer	Mr. Scott has served as Senior Vice President and Acting Chief Financial Officer since October 2010. Previously Mr. Scott served as Chief Financial Officer at Biolase Technology a Southern California-based medical device company. Prior to Biolase, Mr. Scott was Executive Vice President and Chief Financial Officer of North American Scientific, Inc., a Southern California-based medical device company. In March 2009, North American Scientific sought protection under Chapter 11 of the U.S. Bankruptcy Code, and as part of an orderly plan to sell its assets, during the following two months successfully completed the sale of its prostate and breast cancer businesses to Best Theratronics, Ltd. and Portola Medical Inc. respectively. Prior to North American Scientific, Mr. Scott was Chief Financial Officer of Irvine, California-based Alsius Corporation from January 2006 to August 2008. Mr. Scott is a Certified Public Accountant and received a bachelor of science degree in business administration from the University of Southern California.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors consists of six annually elected directors. Acting upon the recommendation of our Nominating and Corporate Governance Committee, the full board of directors nominated Krishan K. Arora, Stuart M. Krassner, Luigi Lenaz, Anthony E. Maida, Dilip J. Mehta and Rajesh C. Shrotriya for election to our board.

Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote “FOR” the election of Drs. Arora, Krassner, Lenaz, Maida, Mehta and Shrotriya to our board of directors. Each director will be elected to serve a one-year term expiring at the annual meeting in 2012 and until his successor has been duly elected and qualified, or until his earlier resignation or removal.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the board. Our board of directors has no reason to believe that any of the nominees will be unable to serve. There are no agreements or understandings pursuant to which any of the directors was selected to serve as a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING SIX NOMINEES.

Krishan K. Arora, Ph.D.	Dr. Arora, 70, has been a director of Spectrum since June 2010. Prior to his election, Dr. Arora had been providing consulting services to Spectrum since February 2010. Dr. Arora is a business executive with global experience in driving strategic thinking, management and implementation of operations for drug development worldwide. Dr. Arora has provided consulting services to senior management at several pharmaceutical companies, including Astellas Pharma Global Development, Inc., for global drug development, from May 2008 to June 2009, and UCB, Inc., for applications in global regulatory affairs, electronic document management, pharmacovigilance and worldwide quality assurance and compliance, from November 2003 to February 2006. Prior to that, Dr. Arora held senior management positions with several pharmaceutical companies, including Vice President of R&D Global Regulatory Affairs for Management Information at Pfizer Inc. from 1998 to 2003, Senior Director of Regulatory Affairs at Novartis AG from 1993 to 1998 and Group Director of Biometrics Operations at Sanofi-Aventis. In addition, from 1994 to 2003, Dr. Arora served as Chairman of the Electronic Regulatory Submissions Working Group at PhRMA, which consisted of business and information technology experts from the FDA and 20 biopharmaceutical companies and was the PhRMA lead at ICH on establishing electronic standards for submission of marketing applications to regulatory authorities. Dr. Arora received a B.Sc. in Mathematics, Physics and Chemistry from Lucknow University in India, a B.Sc. (Honors) in Agriculture and a M.Sc. in Animal Genetics from G. B. Pant University of Agriculture & Technology in India and a Ph.D. in Population Genetics from Iowa State University.

Dr. Arora has significant experience in the pharmaceutical industry, which includes 11 years’ experience in global regulatory affairs and 18 years’ experience in biometrics operations, including statistics, clinical data systems, clinical data management and medical writing. Furthermore, Dr. Arora has operational management experience, a keen understanding of the regulatory environment in which pharmaceutical companies operate and extensive knowledge in drug development operations and regulatory submissions and approvals. As a result, Dr. Arora is well qualified to serve on our board of directors.

Stuart M. Krassner, Sc.D., Psy.D	Dr. Krassner, 75, has been a director of Spectrum since December 2004 and was previously a member of our Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine, or UCI, most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received a B.S. in Biology from Brooklyn College and an Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University.

Dr. Krassner’s extensive and distinctive experience in business and academia brings valuable perspective to our board. He has a strong background in research in the area of developmental and cell biology and his work in the area has been published in numerous peer-reviewed U.S. journals. Moreover, his expertise in scientific and regulatory advisory services, including FDA compliance, makes him well qualified to serve on our board of directors.

Luigi Lenaz, M.D.	Dr. Lenaz, 70, has been a director of Spectrum since June 2010. Dr. Lenaz served as Spectrum’s Chief Scientific Officer from February 2005 to June 2008 and as President of Spectrum’s Oncology Division from 2000 to 2005. Since retiring as Spectrum’s Chief Scientific Officer in June 2008, Dr. Lenaz provided consulting services to Spectrum from June 2008 to June 2010. From 1997 to 2000, Dr. Lenaz served as Senior Vice President of Clinical Research, Medical Affairs at SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to cancer drug development. From 1978 to 1997, Dr. Lenaz held several senior management positions with Bristol- Myers Squibb, a NYSE-listed pharmaceutical company, including Senior Vice President of Oncology Franchise Management from 1990 to 1997 and Director of Scientific Affairs, Anti-Cancer from 1985 to 1990. Dr. Lenaz is also a prominent researcher, having conducted research in the areas of pharmacology, experimental chemotherapy, histology, general physiology, and experimental therapeutics at various institutions for cancer research, including Roswell Park Memorial Institute, Memorial Sloan-Kettering Cancer Center and the National Cancer Institute in Milan. He is a member of several scientific societies, including the American Association for Cancer Research, American

Association for Clinical Oncology, European Society for Medical Oncology, and International Association for the Study of Lung Cancer. Dr. Lenaz has served as a director of Pharmaco-Kinesis Corporation, a privately held medical device company, since January 2009. Dr. Lenaz is a graduate of Liceo Scientifico A. Righi in Bologna, Italy and he received a medical degree from the University of Bologna Medical School in 1966.

Dr. Lenaz is a renowned and accomplished oncologist who brings to the board of directors over 35 years’ experience in the pharmaceutical industry and a wealth of knowledge in the field of cancer drug development. Dr. Lenaz’s qualifications to serve on the board of directors include his expertise in the development of cancer drugs, his tenure as our Chief Scientific Officer, as well as his subsequent consulting services for our company, his significant management experience with Bristol-Myers Squibb, and his prominent research in the field of oncology. As a result, Dr. Lenaz is well qualified to serve on our board of directors.

Anthony E. Maida, III, M.A., M.B.A., Ph.D.	Dr. Maida, 59, has been a director of Spectrum since December 2003. Dr. Maida is currently Vice President of Clinical Research and General Manager, Oncology, world-wide for PharmaNet, Inc. Dr. Maida has been the acting Chairman of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. Dr. Maida has been serving as Chairman, Founder and Director of BioConsul Drug Development Corporation and Principal of Anthony Maida Consulting International since 1999, providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Additionally, Dr. Maida formerly served as a member of the board of directors of Sirion Therapeutics, Inc., a privately held ophthalmic-focused company, and GlycoMetrix, Inc., a startup company focused on the development of tests to identify carbohydrates that can indicate cancer. Dr. Maida served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. From 1999 to 2001, Dr. Maida held positions as Interim Chief Executive Officer for Trellis Bioscience, Inc., a privately held biotechnology company that addresses high clinical stage failure rates in pharmaceutical development, and President of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. From 1992 until 1999, Dr. Maida served as President and CEO of Jenner Biotherapies, Inc., a biopharmaceutical company. From 1980 to 1992, Dr. Maida held senior management positions with various companies including Vice President Finance and Chief Financial Officer of Data Plan, Inc., a wholly owned subsidiary of Lockheed Corporation. Dr. Maida serves on the Advisory Boards of EndPoint BioCapital and Sdn Bhd (Kuala Lumpur, Malaysia) and serves or has served as a consultant and technical analyst for several investment firms, including CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, North

Sound Capital, The Bonnie J. Addario Lung Cancer Foundation and Pediaric BioScience, Inc. Additionally, Dr. Maida has been retained by Abraxis BioScience, Inc., Northwest Biotherapeutics, Inc., Takeda Chemical Industries, Ltd. (Osaka, Japan), and Toucan Capital to conduct corporate and technical due diligence on investment opportunities. Dr. Maida is a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer, the American Association of Immunologists and the American Chemical Society. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California in 2010.

Dr. Maida’s qualifications to serve on the board of directors include the extensive experience he has gained holding senior management positions, including chairman, president, chief financial officer and chief executive officer, at various biotechnology and biopharmaceutical companies. He has successfully raised financing from venture capital and strategic investors for biopharmaceutical companies and he currently provides consulting services to hedge funds, venture capital firms interested in biopharmaceutical firms. Furthermore, Dr. Maida’s vast knowledge in the area of clinical development of oncology products and product acquisitions, in addition to his continuous research in the field of oncology, provides unique and valuable insight to our board of directors. As a result, Dr. Maida is well qualified to serve on our board of directors.

Dilip J. Mehta, M.D., Ph.D.	Dr. Mehta, 78, has been a director of Spectrum since June 2010. Dr. Mehta previously served on Spectrum’s board of directors from June 2003 to July 2007. Dr. Mehta has been self-employed as a pharmaceutical consultant since 1998 and provided consulting services to Spectrum from July 2007 to June 2010. Dr. Mehta is a venture partner at Radius Ventures, LLC in New York. From 1982 until his retirement in 1997, Dr. Mehta held several senior management positions with Pfizer Inc., including Senior Vice President, U.S. Clinical Research, with responsibility for clinical research (Phases 1, 2 and 3) including data processing and statistical analysis for Pfizer’s drugs in the U.S., as well as supervised submissions of new drug applications for Cardura, Norvasc, Zoloft, Zithromax, Diflucan, Unasyn, Trovan, Viagra, Geodon, and a number of other drugs/supplements. Dr. Mehta served as Chairman of the board of directors of Quintiles Spectral (India) Limited (Ahmedabad, India) from 1998 to 2001 and as a member of the board of directors of Bharat Serums & Vaccines Limited (Mumbai, India) from 2006 to 2008 and Targanta Therapeutics Corporation, a NASDAQ-listed biopharmaceutical company acquired by The Medicines Company in February 2009, from 2005 to 2009. From 1993 to 1997, Dr. Mehta served as Chair, Efficacy Section for the Pharmaceutical Research and Manufacturers of America, or PhRMA, in the International Conference on Harmonization and was a PhRMA topic leader for one of the Expert Working Group in Efficacy. From 1966 to 1982, Dr. Mehta held the position of Group Director, Clinical Research in the U.S. for Hoechst AG with supervision of Internal Medicine, Metabolic and

Infectious Diseases and Cardiovascular groups. Dr. Mehta received an M.D., an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery -- equivalent to an M.D. degree in the U.S.) and a Ph.D. from the University of Bombay. Dr. Mehta was a Research Fellow in Clinical Pharmacology at Cornell University Medical College.

Dr. Mehta brings to the board of directors over 28 years’ experience in the pharmaceutical industry and a wealth of knowledge in the field of clinical research and drug development. Dr. Mehta’s qualifications to serve on the board of directors include his expertise in clinical research, drug development and FDA matters, his prior service on Spectrum’s board of directors, as well as his service on the boards of directors of other publicly traded and privately held biopharmaceutical companies and his significant management experience with Pfizer. As a result, Dr. Mehta is well qualified to serve on our board of directors.

Rajesh C. Shrotriya, M.D.	Dr. Shrotriya, 67, has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the board of directors of Antares Pharma, Inc., an AMEX-listed drug delivery systems company. Prior to joining Spectrum, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer. From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions, most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received an M.D. from Grant Medical College, Bombay, India, in 1974; a D.T.C.D. (Post Graduate Diploma in Chest Diseases) from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; an M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery -- equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. in Chemistry from Agra University, Aligarh, India, in 1962.

Dr. Shrotriya is a demonstrated leader in the biopharmaceutical industry. His significant leadership experience includes 8 years of serving as our Chairman and Chief Executive Officer as well as his service on the board of directors of Antares Pharma, Inc. Dr. Shrotriya has held prior leadership roles in the biopharmaceutical industry including his positions as our President and Chief Operating Officer, as the executive vice president and chief scientific officer for a publicly-held pharmaceutical company, and 18 years of experience in various positions he held in Bristol- Myers Squibb.

Dr. Shrotriya’s significant leadership experience in the biopharmaceutical sector, along with his experience as a physician and his expertise in drug development, position him well to serve on our board of directors.

Director Compensation

The following table shows fiscal 2010 compensation for our non-employee directors. Directors who were employees did not receive any additional compensation for their services as directors.

	Fees Earned or	Option
	Paid in Cash	Awards
Name	(1)($)	(2)($)	Total ($)

Krishan K. Arora(5)	25,000	69,000	94,000
Stuart M. Krassner(3)	85,000	157,200	242,200
Luigi Lenaz(4)(6)	50,000	69,000	119,000
Anthony E. Maida(3)	85,000	157,200	242,200
Dilip J. Mehta(3)(7)	60,000	69,000	129,000

(1)	This column reports the dollar amount of cash compensation paid in 2010 for board and committee service. Effective as of June 26, 2009, each non-employee director received annual retainers for the period of service from the date of election (or reelection) as a director to the subsequent annual stockholder meeting, each retainer being payable on annually or semi-annually at the election of the director as follows: $25,000 director retainer, $25,000 retainer in lieu of meeting fees of the board and committees of the board, and $10,000 each to the chairs of the Audit and Compensation Committees. Our directors are also reimbursed for certain out-of-pocket expenses incurred in connection with attendance at board meetings.

(2)	The amounts reflect the aggregate grant date fair value of the following option awards made to such non-employee director. On April 20, 2010, each non-employee director of record on that date received a stock option to purchase up to 30,000 shares of our common stock at $5.05 per share; with 100% of the shares vesting on the last day of service as a board member for the 2009-2010 period. On July 1, 2010, upon confirmation of election as a board member for the 2010-2011 period, each elected non-employee director received an option to purchase up to 30,000 shares of our common stock at $3.92 per share; 25% of the shares vested on the date of grant and the remaining shares vested equally in three annual increments from the date of grant. For additional information, refer to note 12 of our financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 10, 2011.

(3)	Includes $30,000 related to board, Committee and Committee Chair service from January 1, 2011 until June 30, 2011, or the date of Annual Stockholder Meeting.

(4)	Includes $25,000 related to board and Committee service for the period from January 1, 2011 until June 30, 2011, or the date of Annual Stockholder Meeting.

(5)	Excludes $119,250 compensation as consultant prior to election as director. Such consulting arrangement terminated effective July 1, 2010.

(6)	Excludes $127,399 compensation as consultant prior to election as director. While his consulting agreement expired December 31, 2010, Dr. Lenaz’s consulting arrangements terminated effective July 1, 2010.

(7)	Excludes $3,000 compensation as consultant prior to election as director. Such consulting arrangement terminated effective July 1, 2010.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for fiscal year 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting.

Although ratification by our stockholders is not a prerequisite to the Audit Committee’s ability to select our independent registered public accounting firm, the Audit Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of E&Y as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2011. If the stockholders do not ratify the selection of E&Y, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select E&Y notwithstanding the failure of our stockholders to ratify its selection. If the appointment of E&Y is ratified, the Audit Committee will continue to conduct an ongoing review of E&Y’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace E&Y at any time. There will be representatives from E&Y present at the 2011 annual meeting of stockholders. They may make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

Proxies received in response to this solicitation will be voted “FOR” the approval of Ernst & Young LLP unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Change in Independent Registered Public Accountants

On December 3, 2009, we discontinued using Kelly & Co., or K&C, as our independent registered public accounting firm. The decision to change accounting firms was approved by the Audit Committee. On the same date, the Audit Committee approved the engagement of E&Y as our new independent registered public accounting firm and as auditors of our consolidated financial statements for the fiscal year ended December 31, 2009.

K&C’s audit reports on our consolidated financial statements as of and for each of the two fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through December 3, 2009, the date of the change in accounting firms. In addition, during those periods, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with K&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of K&C, would have caused K&C to make reference to the subject matter of the disagreements in connection with its reports.

We previously reported the change in accounting firms on a Current Report on Form 8-K filed with the SEC on December 8, 2009. We provided K&C with a copy of the above disclosures and requested that K&C furnish a letter addressed to the SEC stating whether it agrees with the foregoing statements. A copy of K&C’s letter dated December 3, 2009 was filed as Exhibit 16.1 to our Form 8-K filed on December 8, 2009.

During the two fiscal years ended December 31, 2008 and 2007, and the subsequent interim period through December 3, 2009, neither we nor anyone on our behalf consulted with E&Y with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that E&Y concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

K&C served as our independent registered public accounting firm from December 23, 2002 to December 3, 2009. During such time, K&C rendered audit opinions on our consolidated financial statements included in our Annual Reports on Form 10-K filed with the SEC for the fiscal years ended December 31, 2008 and 2007.

As previously reported on a Current Report on Form 8-K filed with the SEC on April 5, 2010, in connection with the restatement of our consolidated financial statements the Audit Committee re-engaged K&C to audit the restatement adjustments made to our 2008 and 2007 consolidated financial statements. With respect to E&Y’s audit of our consolidated financial statements for the fiscal year ended December 31, 2009, the Audit Committee authorized K&C to respond fully to: (i) inquiries from E&Y regarding the restatement items in our consolidated financial statements for the years ended December 31, 2008 and 2007 and (ii) any other inquiries from E&Y regarding any of our financial statements.

We provided K&C with a copy of the foregoing disclosures and requested that K&C review such disclosures. In addition, K&C was given an opportunity to furnish us with a letter addressed to the SEC containing any new information, clarifying our expression of K&C’s views, or stating the extent to which K&C does not agree with the foregoing statements. K&C informed us on April 2, 2010 that it agreed with the foregoing statements and did not furnish such a letter to us or the SEC.

Audit Matters

Independent Registered Public Accounting Firms Fees

The following summarizes aggregate fees billed to us by our independent registered public accounting firm, E&Y and K&C for the fiscal years ended December 31, 2010 and 2009:

	Ernst &	Ernst &	Kelly &
	Young LLP	Young LLP	Company
	2010($)	2009($)	2009($)(1)

Audit Fees	416,000	210,000	85,280
Audit-related Fees	5,200	—	27,210
Tax Fees	253,825	—	24,800

Total	675,025	210,000	137,290

(1)	Represents fees billed to us by K&C as our independent registered public accounting firm through December 3, 2009.

The fees billed to us by E&Y and K&C during or related to our 2010 and 2009 fiscal years consist solely of audit fees, audit-related fees and tax fees, as follows:

Audit Fees.  Represents the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, and the preparation of comfort letters and consents with respect to registration statements.

Audit-related Fees.  Represents the aggregate fees billed to us for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

Tax Fees.  Represents the aggregate fees billed to us for professional services rendered for tax returns, compliance and tax advice.

All Other Fees.  We did not incur any other fees to E&Y or K&C during the 2010 and 2009 fiscal years.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor

All audit and permissible non-audit services by our independent registered public accounting firms were pre-approved by our Audit Committee. For audit services, the independent accountant provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit. Pursuant to its charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and NASDAQ rules and regulations, to approve audit and permissible non-audit services, however, it has not yet done so.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the compensation of our executive officers who are named in the Summary Compensation Table contained in this proxy statement, referred to as the NEOs. We have disclosed the compensation of the NEOs pursuant to rules adopted by the SEC.

We believe that the compensation policies for the NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section, beginning on page 31 of this proxy statement, which discusses in detail our 2010 compensation program and decisions made by the Compensation Committee.

In 2010, we achieved the aggressive plans for future growth, and certain key strategic and financial objectives:

•	We achieved record product revenues of both of our marketed, proprietary anticancer drugs ZEVALIN® and FUSILEV®;

•	Our overall revenue grew by almost 95% to $74 million as compared to $38 million in 2009;

•	We closed the year with $104 million in cash, cash equivalents and investments during difficult economic times and market conditions;

•	We strengthened the leadership and streamlined operations at each of our functions; and

•	We grew our market capitalization by approximately 40% to levels which greatly exceeded the board of directors’ expectations and peer company performance.

As a result, we are transforming from a small drug development company to a biotechnology company with fully integrated commercial and drug development operations.

Over the last three years, our revenue has increased from approximately $29 million in 2008 to $74 million in 2010 as shown in the chart below.

PERFORMANCE (in millions)

In addition, for the one- and three-year periods ended December 31, 2010, our return to stockholders (defined as the annual rate of return reflecting stock price appreciation plus reinvestment of dividends) exceeded industry benchmarks based on our peer group companies:

RELATIVE TOTAL STOCKHOLDER RETURN (TSR)*

* 1-Year TSR reflects the most recent full fiscal year. 3-Year TSR reflects the compound annual growth rate (rate of TSR) over the most recent three fiscal years (e.g. Jan 1, 2008 through Dec 31, 2010).

The increase in compensation for our Chief Executive Officer, or CEO, has been delivered entirely in the form of long-term equity incentives (we are focusing solely on our CEO’s compensation as the other NEOs were newly-elected to their respective roles during 2010). Our growth in total stockholder return also exceeds the growth in our CEO’s compensation over the most recent three year period:

CEO COMPENSATION GROWTH RELATIVE TO STOCKHOLDER RETURN ($ in thousands)*

*	Total Direct Compensation, or TDC, is equal to the sum of base salary, annual bonus payments, and the grant date value of long-term incentive awards. Compound Annual Growth Rate, or CAGR is equal to the year-over-year rate of appreciation/depreciation.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices:

•	We do not provide a supplemental executive retirement plan, or SERP;

•	We do not pay tax gross-ups for executive perquisites (which are minimal, in any event);

•	We do not provide extraordinary relocation or home buyout benefits;

•	We do not provide personal use of corporate aircraft or personal security systems maintenance and/or installation;

•	Our equity compensation plan expressly prohibits “repricing” without stockholder approval;

•	We do not pay or provide additional compensation for terminations for cause or resignations other than for good reason following a change in control; and

•	Excepting our contractual agreement with our CEO, we do not pay tax gross-ups for change in control payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Compensation Committee Stays Current on Best Practices

We regularly update our Compensation Committee and entire board of directors on compensation best practices and trends. In addition, we made improvements to certain elements of our executive compensation programs to further align them with current market best practices, including:

•	We established an executive compensation philosophy with targeted market position that varies based upon the role of the NEO and the impact that executive has on our business;

•	We formalized a Compensation Committee-approved peer group for on-going competitive market comparisons; and

•	We ensured an appropriate benchmarking of executive roles to market data, including both proxy data and published survey data, to determine the value of Spectrum’s executive positions.

The Compensation Committee meets the independence standards of the Dodd — Frank Act. Our compensation consultant, Grant Thornton LLP, had no prior relationship with our CEO or any other NEO. The Compensation Committee meets without management present at least three times per year. During 2010, the Compensation Committee met without management present three times.

“Say-on-Pay” Vote

This advisory stockholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a stockholder the opportunity to approve or not approve the compensation of the NEOs that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the stockholders of Spectrum Pharmaceuticals, Inc. approve, on an advisory basis, all of the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s 2011 proxy statement, as such compensation is disclosed in the Company’s 2011 proxy statement pursuant to disclosure rules of the Securities and Exchange Commission, which disclosure includes the proxy statement’s Summary Compensation Table, the other executive compensation tables and the related narrative disclosures including the Compensation Discussion and Analysis.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the board of directors, the Compensation Committee or Spectrum. However, our board of directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the stockholder vote on this proposal at the annual meeting when considering future executive compensation arrangements.

Proxies received in response to this solicitation will be voted “FOR” the approval, on an advisory basis, of the compensation of our NEOs disclosed in this proxy statement unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs DISCLOSED IN THIS PROXY STATEMENT IN THE SUMMARY COMPENSATION TABLE, THE OTHER EXECUTIVE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURES INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-FREQUENCY” VOTE)

The Dodd-Frank Act requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding how frequently we should seek from our stockholders a non-binding advisory vote on the compensation disclosed in our proxy statement of our NEOs. By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of our NEOs occur every one, two or three years. Stockholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

RESOLVED, that the option set forth below that receives the greatest number of votes cast by the stockholders of Spectrum Pharmaceuticals, Inc. shall be the preferred frequency of the Company’s stockholders for holding an advisory vote on the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s proxy statement:

•	every year;

•	every two years; or

•	every three years.

After careful consideration, the board of directors has determined that an advisory vote on executive compensation every three years is the best approach for us. Spectrum, the Compensation Committee and the board of directors believe that it is appropriate and in our best interest for our stockholders to cast an advisory vote on executive compensation every three years because, as described in Proposal 3, our compensation programs are designed to attract, motivate and retain talented executive officers and we believe that the programs are aligned with the long-term interests of our stockholders. We believe that determining whether executive compensation has been properly calibrated to our performance is best viewed over a multi-year period rather than any single year, given highly volatile economic conditions such as our industry has experienced, as well as the fact that the realization of value of a key component of the executive total compensation program — stock and other long-term incentives — can only be measured over a longer term time horizon. In light of the above, we believe that our resources in preparing for and seeking an advisory vote on executive compensation will be most effectively deployed every three years as opposed to a shorter time period, without sacrificing the ability of our stockholders to be heard.

The proxy card provides our stockholders with the opportunity to choose among four alternatives with respect to this Proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the board of directors’ recommendation. The alternative that receives the greatest number of votes (holding the vote every one, two or three years) will be the frequency that stockholders choose. Although the vote on the frequency of the “say-on-pay” vote is non-binding, the board of directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Proxies received in response to this solicitation will be voted “FOR” the approval, on an advisory basis, to conduct an advisory vote on the compensation of our NEOs every “THREE YEARS” unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO CONDUCT AN ADVISORY STOCKHOLDER VOTE ON THE COMPENSATION OF OUR NEOS EVERY THREE YEARS.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 100,000,000 TO 175,000,000

The board of directors has unanimously approved a proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 175,000,000 and to increase the aggregate number of authorized shares of capital stock from 105,000,000 to 180,000,000, with no increase in the 5,000,000 authorized shares of preferred stock. If the amendment is approved by the stockholders, the first paragraph of Article 4 of our Certificate of Incorporation, as amended, would be amended and restated to read in its entirety as follows:

“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 180,000,000 shares, consisting of (a) 175,000,000 shares of common stock, $.001 par value per share (the ‘Common Stock’), and (b) 5,000,000 shares of preferred stock, $.001 par value per share (the ‘Preferred Stock’).”

As more fully set forth below, the proposed amendment is intended to improve our flexibility in meeting our future needs for unreserved common stock. However, and while this is not the intent of the proposal, in addition to general corporate purposes, the proposed amendment can be used to make more difficult a change in control of Spectrum.

As of the close of business on December 31, 2010, we had 81,682,877 shares of common stock issued and reserved for issuance upon conversion of outstanding Series E Convertible Voting Preferred Stock and under all warrant and option agreements, equity compensation plans and contingent milestone obligations, calculated as follows:

Shares issued and outstanding	51,459,284
Shares issuable upon conversion of outstanding shares of Series E Convertible Voting Preferred Stock	52,000
Shares reserved for issuance under issued and outstanding warrants	4,192,312
Shares reserved for issuance under our Employee Stock Purchase Program	4,766,002
Shares reserved for issuance under issued and outstanding stock options	8,397,094
Shares reserved for issuance under equity compensation plans	10,816,185

81,682,877

In addition, the Company could issue shares of common stock as contingent milestone obligations pursuant to the terms of its licensing and asset acquisition agreements. While some of such common stock issuances would be determined when, and if, the contingent milestones were achieved, such potential contingent issuances aggregated approximately two million shares, based on the common stock price as of December 31, 2010.

After taking into consideration the above shares issued and reserved for issuance and assuming no increase in the number of authorized shares of common stock, we have only 18,317,123 unreserved shares of common stock available.

Reasons for the Amendment

From our inception, we have generally funded our operations through the issuance of common stock, securities convertible into our common stock, or through collaborative research and licensing agreements secured with other pharmaceutical companies. Although we began selling products in 2008, our current commercial operations do not generate sufficient operating cash to finance the clinical development of all of our drug products, to commercialize our approved drug products and to capitalize on growth opportunities. In addition to sales of our existing drug products, it is our goal to identify new strategic opportunities that will create strong synergies with our currently marketed drugs and identify and pursue partnerships for out-licensing certain of our drugs in development. To this end, we plan to continue to explore strategic collaborations as these relate to drugs that are either in advanced clinical trials or are currently on the market. In this regard, we intend to identify and secure drugs that have significant growth potential either through enhanced marketing and sales efforts or through pursuit of additional clinical development. Without the ability to secure financing through the issuance of our stock, we believe that our future progress regarding the strategies above would be significantly impeded and result in adverse consequences for our stockholders.

Our board of directors strongly believes that the proposed increase in the number of authorized shares of common stock is essential to facilitate our efforts to raise additional capital to fund our strategic initiatives. Such shares could be used to increase funding through potential equity transactions with institutional or other investors, a rights offering to our stockholders or to help secure a licensing/development agreement with a larger pharmaceutical partner who may seek an equity arrangement as part of an agreement, as well as for other bona fide corporate purposes.

If the stockholders do not approve this proposal to increase the number of authorized shares, we will be significantly limited in our ability to execute our strategic initiatives.

Moving forward, it is difficult for us to estimate our stock price given the historic volatility and thus, the number of shares that may be issued to obtain any necessary funding, based on a number of uncertainties, which include, but are not limited to:

•	The uncertainty of future research and development costs associated with our drugs due to the number of unknowns and uncertainties associated with preclinical and clinical trial development, including, but not limited to, the uncertainties relating to (i) future clinical trial results, (ii) the cost of future clinical and preclinical developments, (iii) delays in patient enrollment and unexpected preclinical toxicology findings, each of which may increase or decrease its future expenses;

•	The uncertainty of future partnering or licensing revenue, including potential equity investments in us, whereby we would possibly issue stock directly to a strategic partner; and

•	The uncertainty of our access to the capital markets and our cost of capital.

The increased number of authorized shares of common stock will be available for issue from time to time for such purposes and consideration as our board of directors may approve and no further vote of our stockholders will be required, except as provided under Delaware law or under the rules of any national securities exchange or market on which shares of our common stock are at the time listed. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of stockholders at a subsequent special meeting, will afford us greater flexibility in acting upon proposed transactions.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease the existing stockholder’s percentage equity ownership and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of common stock for which authorization is sought would have identical rights, preferences and privileges to the shares of our common stock authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership thereof.

In December 2000, we adopted a stockholder rights agreement pursuant to which we distributed rights to purchase units of our Series B Junior Participating Preferred Stock, which rights also attached to each share of common stock subsequently issued by us. On November 29, 2010, our board of directors approved a replacement rights agreement, effective December 13, 2010, that replaced the stockholder rights agreement which was originally adopted in 2000 and expired on December 13, 2010. The new replacement rights agreement will extend until December 13, 2020 with the same framework of the expired rights plan. In general, the rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of our common stock and would have the effect of substantially diluting the equity interest in Spectrum to a person’s or group’s ownership interest in our common stock that attempts to acquire Spectrum on terms not approved by our board of directors. A stockholder rights agreement will not prevent takeovers at a full and fair price, but rather is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire Spectrum to first negotiate with our board of directors.

The increase in the authorized common stock may facilitate certain other anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. For example, the board of directors could cause additional shares to be issued to a holder or holders who might side with the board of directors in opposing a takeover bid. Additionally, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through an acquisition of a substantial number of shares of common stock, to acquire control of Spectrum, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving Spectrum. At the present time, we are not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of Spectrum, and this proposal is not being made in response to any such attempts.

Our Certificate of Incorporation, as amended to date, authorizes the issuance of 5,000,000 shares of preferred stock, of which 1,000,000 shares were designated as Series B Junior Participating Preferred Stock in connection with our adoption of the stockholders rights agreement (discussed above), 2,000 shares were designated as Series E Convertible Voting Preferred Stock and 3,998,000 shares remain undesignated as of December 31, 2010. The board of directors, within the limitations and restrictions contained in our Certificate of Incorporation, applicable law and stock exchange regulations, and without further action by our stockholders, has the authority to issue the remaining undesignated preferred stock with rights that could, under certain circumstances, have the effect of delaying or preventing a change in control of Spectrum.

We are also governed by Section 203 of the Delaware General Corporation Law which provides that certain “business combinations” between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as Spectrum, and an “interested stockholder” (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an “interested stockholder,” unless certain exceptions apply. The term “business combination” is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an “interested stockholder’s” percentage ownership of stock in a Delaware corporation.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase our authorized common stock is not proposed for such reason or prompted by any specific effort or takeover threat currently perceived by the board of directors. Moreover, the board of directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Proxies solicited by management for which no specific direction is included will be voted “FOR” the Proposal unless otherwise specified in the proxy.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 100,000,000 TO 175,000,000.

Board of Directors’ Reservation of Rights

Our board of directors retains the authority to take or to authorize discretionary actions as may be appropriate in order to carry out the purposes and intentions of this proposal, including, without limitation, editorial modifications or any other change to the proposed amendment to our Certificate of Incorporation which the board of directors may adopt without stockholder vote in accordance with Delaware General Corporation Law.

No Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights of appraisal with respect to this Proposal.

CORPORATE GOVERNANCE

Board Independence

In determining whether members of our board of directors are independent, the board reviews a summary of the relationships of each director with Spectrum and other facts relevant to the analysis of whether the directors qualify as independent directors under the NASDAQ Global Market listing standards.

All members of the board of directors, expect for Dr. Rajesh C. Shrotriya, our President and Chief Executive Officer, and Dr. Luigi Lenaz, board member, are independent pursuant to the listing standards of the NASDAQ Global Market. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent pursuant to the listing standards of the NASDAQ Global Market and the rules promulgated by the SEC.

Board Meeting Attendance

Our board of directors met 10 times and acted by unanimous written consent one time during 2010. During the year, overall attendance by directors was 100% at board meetings and 100% at committee meetings, and each director attended 75% or more of the aggregate meetings of our board of directors and the committees on which such director served during the 2010 fiscal year. Our policy is that every director is expected to attend in person the annual meeting of our stockholders. If a director is unable to attend a meeting, he or she shall notify the board and attempt to participate in the meeting telephonically, if possible. All of our board members attended the 2010 annual stockholder meeting. Our board of directors met in executive session without management 10 times during 2010.

Board Committees

Our board of directors has standing Audit, Compensation, Placement, Product Acquisition and Nominating and Corporate Governance Committees. Our Audit, Compensation and Nominating and Corporate Governance Committees each act pursuant to a written charter. Copies of the Audit, Compensation and Nominating and Corporate Governance Committee charters are posted on our website at http://www.sppirx.com.

Board Committee Membership
as of April 2011

Nominating and
				Corporate	Product
	Audit	Compensation	Placement	Governance	Acquisition
Name	Committee	Committee	Committee	Committee	Committee

Krishan K. Arora	*	*		*
Stuart M. Krassner	*	**		*
Luigi Lenaz					*
Anthony E. Maida	**	*	*	*	*
Dilip J. Mehta			*	**	*
Rajesh C. Shrotriya			**		**

*	Member.

**	Chair.

Audit Committee.  The Audit Committee is currently comprised of Drs. Maida (Chair), Arora and Krassner, each of whom satisfies the NASDAQ and SEC rules for Audit Committee membership. The Audit Committee held ten meetings and did not act by unanimous written consent during 2010. Our board of directors has determined that Drs. Maida, Arora and Krassner are Audit Committee financial experts within the meaning of SEC rules and that all three are “independent” within the meaning of the NASDAQ director independence standards and SEC Rule 10A-3. Principal responsibilities of the Audit Committee include but are not limited to:

•	Appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	Reviewing independence qualifications and quality controls of the independent registered public accounting firm;

•	Overseeing and monitoring internal controls, procedures, the audit function, accounting procedures and financial reporting process; and

•	Reading and discussing with management and the independent registered public accounting firm the annual audited, and quarterly unaudited, financial statements.

Compensation Committee.  The Compensation Committee is currently comprised of Drs. Krassner (Chair), Arora and Maida. The Compensation Committee held three meetings during 2010.

The Compensation Committee of our board of directors is comprised of three directors each of whom is “independent” within the meaning of the NASDAQ director independence standards, and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee’s responsibilities include, but are not limited to:

•	reviewing and evaluating our compensation arrangements for executive officers;

•	reviewing our compensation philosophy;

•	determining the compensation of our Chief Executive Officer, or CEO, and other executive officers; and

•	reviewing and approving bonus compensation, including equity incentive awards.

The Compensation Committee has granted limited authority to Dr. Shrotriya to make certain equity awards to employees and consultants. The Compensation Committee determines the compensation of our CEO independently, and the compensation of other executive officers in consultation with the CEO. During the past four years, the Compensation Committee has, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms, and has received compensation data of companies at a similar stage of development as our company from such outside counsel and consultants. The Compensation Committee is made up of individuals with many years of experience in both academia as well as the pharmaceutical industry. All of the members have had years of experience in evaluating the performance of and providing compensation recommendations at corporations and in academia.

Placement Committee.  The Placement Committee is currently comprised of Drs. Shrotriya (Chair), Maida and Mehta. The Placement Committee has currently the delegated authority to act on behalf of the board for approving and evaluating all issuances of our securities, including the authority to set the terms of each security being issued, including, without limitation, common stock, warrants, preferred stock or other securities convertible into common stock. The Placement Committee did not meet during 2010.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is currently comprised of Drs. Mehta (Chair), Arora, Krassner and Maida. All members of the Nominating and Corporate Governance Committee are non-employee directors and qualify as “independent” under the current NASDAQ director independence standards. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to: the identification and recommendation of nominees for election as directors by the stockholders, the identification and recommendation of candidates to fill any vacancies on our board, and the recommendation of policies and standards of corporate governance. The Nominating and Corporate Governance Committee met two times in 2010.

In selecting and making recommendations to the board for director nominees, the Nominating and Corporate Governance Committee may consider suggestions from many sources, including our stockholders. Any such director nominations, together with appropriate biographical information and qualifications, should be submitted by the stockholder(s) to the Chairman of the Nominating and Corporate Governance Committee of our board of directors, c/o Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052. Director nominees submitted by stockholders are subject to the same review process as director nominees submitted from other sources such as other board members or senior management. No director nominations by stockholders have been received as of the filing of this proxy statement.

The Nominating and Corporate Governance Committee will consider a number of factors when reviewing potential nominees for the board. The factors which are considered by the Nominating and Corporate Governance Committee include the following: the candidate’s ability and willingness to commit adequate time to board and committee matters; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; the candidate’s personal and professional integrity, ethics and values; the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience in our industry and with relevant social policy concerns; the candidate’s experience as a board member of another publicly held company; whether the candidate would be “independent” under applicable standards; whether the candidate has practical and mature business judgment; and the candidate’s academic expertise in an area of our operations. In addition to the factors set forth above, the Nominating and Corporate Governance Committee also strives to create diversity in perspective, background and experience in the board as a whole.

In identifying, evaluating and selecting future potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. In identifying potential nominees, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the board, any of our stockholders or senior management. In appropriate circumstances, the Nominating and Corporate Governance Committee may also hire a search firm to help locate qualified candidates. Once potential nominees are identified, they are initially reviewed by the chairman of the Nominating and Corporate Governance Committee, or in the chairman’s absence, any other member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing member of the Nominating and Corporate Governance Committee will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s). The full Nominating and Corporate Governance Committee may interview the candidates as well. The Nominating and Corporate Governance Committee will provide informal progress updates to the board and will meet to consider and recommend final director candidates to the entire board of directors. Our board of directors determines which candidates are nominated or elected to fill a vacancy.

Product Acquisition Committee.  The Product Acquisition Committee is currently comprised of Drs. Shrotriya (Chair), Lenaz, Maida and Mehta. The Product Acquisition Committee is responsible for evaluating our product acquisition opportunities. The Product Acquisition Committee did not meet during 2010. The full board previously considered and approved the 2010 investments and activities related to product acquisitions.

Board Leadership Structure

Currently, our Chief Executive Officer, Dr. Rajesh C. Shrotriya, also serves as Chairman of our board of directors. Our board of directors does not currently have a lead independent director. Our board of directors has determined that this structure is the most effective leadership structure for our company. The board believes that Dr. Shrotriya is the director best situated to identify strategic opportunities for our company and to focus the activities of the board due to his full-time commitment to the business and his long tenure with our company. The board also believes that Dr. Shrotriya’s dual roles as Chairman of the board and Chief Executive Officer promotes effective execution of our business strategy and facilitates information flow between management and the board. Our board has determined that maintaining the independence of a majority of our directors helps maintain the board’s independent oversight of management and ensures that the appropriate level independence is applied to all board decisions. In addition, our Audit, Compensation and Nominating and Corporate Governance Committees, which oversee critical matters such as our accounting principles, financial reporting processes and system of disclosure controls and internal controls over financial reporting, our executive compensation program and the selection and evaluation of our directors and director nominees, each consist entirely of independent directors.

Risk Oversight

Management is responsible for identifying our risk exposures and communicating such exposures to our board. Our board is responsible for implementing our risk oversight responsibilities. The board does not have a standing risk management committee, but administers this function directly through the board as a whole, as well as through committees of the board. For example, the Audit Committee assists the board in its risk oversight function by reviewing and discussing with management our accounting principles and procedures, financial reporting processes and system of disclosure controls and internal controls over financial reporting. The Nominating and Corporate Governance Committee assists the board in its risk oversight function by periodically reviewing and discussing with management important corporate governance principles and practices and by considering risks related to our director nominee evaluation process. The Compensation Committee assists the board in its risk oversight function by overseeing compliance with our executive compensation programs and considering risks relating to the design of our executive compensation programs and arrangements. In addition, our compliance officer monitors our corporate compliance program and our compliance with applicable laws, rules and regulations and provides quarterly reports to our board with respect to compliance matters and any related issues. The full board considers strategic risks and opportunities and receives reports from the committees regarding risk oversight in their areas of responsibility as necessary. We believe our board leadership structure facilitates the division of risk management oversight responsibilities among the board committees and enhances the board’s effectiveness in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Communications with the Board of Directors

Stockholders who wish to contact members of our board of directors may send email correspondence to: ir@sppirx.com. If stockholders would like to write to the board of directors, they may also send written correspondence to the following address: Spectrum Pharmaceuticals, Inc., Board of Directors, 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All stockholder communications will be received and processed by the Investor Relations Office, and then directed to the appropriate member(s) of the board of directors. In general, correspondence relating to accounting, internal accounting controls or auditing matters will be referred to the chairperson of the Audit Committee, with a copy to the Nominating and Corporate Governance Committee. All other correspondence will be referred to the chairperson or the lead director of the Nominating and Corporate Governance Committee. To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

Dr. Lenaz Consulting Arrangement

On April 28, 2008, we entered into a consulting agreement with Dr. Lenaz, our former Chief Scientific Officer, which provided for Dr. Lenaz to provide part-time consulting services from June 30, 2008, the date of his retirement as our Chief Scientific Officer, through December 31, 2010. On July 1, 2010, effective with his election as a director, the Company ceased using Dr. Lenaz’s consulting services. Under the terms of the consulting agreement, which has expired, Dr. Lenaz was paid $127,399 during 2010 for consulting services provided through June 30, 2010.

Policy on the Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy for approval or ratification of all transactions with related parties that are required to be reported under Item 404(a) of Regulation S-K. The policy provides that the Audit Committee of the board of directors shall review the material facts of all transactions and either approve or disapprove of the entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the transaction shall be considered by the Audit Committee chair and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee.

The Audit Committee may establish that certain transactions may be pre-approved by the Audit Committee. However, the Audit Committee has not established any such transactions.

No director shall participate in any approval of a transaction for which he or she is a related party. The director shall provide all material information concerning the transaction to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of the Code of Business Conduct and Ethics will be provided to any person, without charge, upon oral request to (702) 835-6300 or upon written request to Investor Relations, Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052. Amendments to the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, if any, will be posted on our website at www.sppirx.com. We will disclose any waivers of provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by disclosing such information on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of our board of directors is responsible for assisting our board of directors in fulfilling its oversight responsibilities regarding Spectrum’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee operates pursuant to a written charter, a copy of which is posted on our website at www.sppirx.com. The Audit Committee met ten times and did not act by unanimous written consent during fiscal 2010. All members of the Audit Committee are non-employee directors and satisfy the current NASDAQ Global Market Listing Standards and SEC requirements with respect to independence, financial literacy and experience.

Management of Spectrum has the primary responsibility for Spectrum’s consolidated financial statements as well as Spectrum’s financial reporting process, accounting principles and internal controls. Ernst & Young LLP, the independent registered public accounting firm, is responsible for performing an audit of Spectrum’s consolidated financial statements and internal control over financial reporting, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of Spectrum’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Spectrum as of and for the year ended December 31, 2010 with Spectrum’s management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to our board of directors the inclusion of the audited consolidated financial statements in Spectrum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Anthony E. Maida, III, M.A., M.B.A., Ph.D., Chair
Stuart M. Krassner, Sc.D., Psy.D.
Krishan K. Arora, Ph.D.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive summary

In 2010, we established aggressive plans for future growth, including strategic business milestones — maximizing the growth potential of our marketed drugs, Zevalin® and Fusilev®, managing multiple large, late-stage clinical trials for apaziquone and belinostat, as well as developing a pipeline of anti-cancer drugs. In addition, we targeted to grow our Zevalin revenues by 25% to approximately $20 million and continue to create stockholder value.

Our results in 2010 reflect achievement of certain key strategic and financial objectives:

•	Record product revenues of both of our marketed, proprietary anticancer drugs ZEVALIN® and FUSILEV®;

•	Overall revenue grew by almost 95% to $74 million from $38 million in 2009;

•	Closed the year with $104 million in cash, cash equivalents and investments during difficult economic times and market conditions;

•	Strengthened the leadership and streamlined operations at each of our functions; and

•	Grew our market capitalization by approximately 40% to levels which greatly exceeded our board of director’s expectations and peer company performance.

As a result, we are transforming from a small drug development company to a biotechnology company with fully integrated commercial and drug development operations.

These accomplishments are testaments to our Chairman and Chief Executive Officer, Dr. Rajesh Shrotriya’s consistently demonstrated clear vision and leadership in directing our affairs through the past eight years. In alignment with its compensation philosophy, the Compensation Committee determined that Dr. Shrotriya’s reward for this performance would be in the form of an increased equity incentive opportunity, the details of which are provided within the Compensation Discussion and Analysis, or CD&A, and the accompanying compensation table disclosures.

In addition, our transformation necessitated that we add three newly appointed executive officers to our leadership team in 2010 to lead our sales, research and development, and finance functions in the future. The specific compensation programs that we established for each of these executive officers are provided within the CD&A and accompanying compensation table disclosures.

Compensation Philosophy and Objectives

The Compensation Committee’s executive compensation philosophy is to attract and retain professionals of the highest caliber, capable of leading us to fulfillment of our ambitious business objectives, by offering competitive compensation opportunities that reward executives for their individual contributions towards both our long-term and short-term goals. Competition for attracting the best talent in the pharmaceutical industry is very intense, and such competition is national in scope. Accordingly, in light of the intense competition for highly qualified executives, our executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon periodic evaluations of individual and company performance, relative to goals established at the start of the year.

The Compensation Committee believes that three principal compensation elements — base salary, annual bonus, and equity incentive awards — in combination effectively support our overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, rewarding them for achievement of individual and company goals, and aligning the interests of executive officers with those of our stockholders. The Compensation Committee has not established specific competitive market levels to target for each element, but has strived to position the total compensation delivered to the named executive officers listed in the table below, or NEOs, by the three elements as follows:

•	Chairman and CEO shall be between the 75th and 90th percentile of the peer group and industry in general.

•	Other NEOs shall be between the median and 75th percentile of the peer group and industry in general.

The different positioning strategies reflect the contributions made since 2002 by our current Chairman and CEO, as well as his significant impact on our current and future business success. In contrast, three of the four other NEOs were hired into their current roles in 2010. Finally, executive officer total compensation is delivered primarily through the annual bonus and equity incentive awards, hence actual achievement of our desired compensation positioning versus market is largely dependent upon pay-for-performance.

The Compensation Committee believes that its compensation philosophy aligns the interests of our executive officers with those of our stockholders, and is necessary to incentivize individual executives to peak performance in advancing our short-term and long-term business objectives. It is designed to reward hard work, dedication and the achievement of both individual and company goals.

Named Executive Officers

For 2010, our NEOs were as follows:

Executive Name	Title

Rajesh C. Shrotriya, M.D.	Chairman of the Board, Chief Executive Officer and President
George F. Tidmarsh, M.D., Ph.D.	Senior Vice President, Chief Scientific Officer and Head of Research and Development Operations
James E. Shields	Senior Vice President, Chief Commercial Officer
Brett L. Scott	Senior Vice President, Acting Chief Financial Officer
Shyam Kumaria	Senior Vice President, Finance, Special Assistant to the CEO

Determining Competitive Practices

Peer Group for Compensation Benchmarking

In 2010, as part of our business transformation, we worked with Grant Thornton LLP to develop a revised peer group consisting of 22 companies used for evaluating competitive total compensation levels. This peer group represents a mix of companies in which we would likely compete for business and talent, with revenues and market capitalization similar to that of Spectrum. Specifically, for 2009 (the most recent year in which compensation benchmarking data is available) the peer group companies had median revenue of approximately $63 million and a market capitalization of $564 million compared to Spectrum’s revenue of $74 million and market capitalization of approximately $354 million as of December 31, 2010. We used this peer group specifically to review the level of base salaries, mix and size of annual and long-term incentives, and other benefits and perquisites provided to executives of similar-sized companies.

The compensation peer group included the following companies:

• Affymax Inc	• Immunomedics Inc
• Allos Therapeutics Inc	• Intermune Inc
• Amicus Therapeutics Inc	• Isis Pharmaceuticals Inc
• Arena Pharmaceuticals Inc	• Mannkind Corp
• Biocryst Pharmaceuticals Inc	• Medivation Inc
• Biomarin Pharmaceutical Inc	• Onyx Pharmaceuticals Inc
• Cell Therapeutics Inc	• Sangamo Biosciences Inc
• Cytokinetics Inc	• Seattle Genetics Inc
• Dendreon Corp	• Supergen Inc
• Enzon Pharmaceuticals Inc	• Theravance Inc
• Exelixis Inc	• Vertex Pharmaceuticals Inc

Other Competitive Benchmarks

To supplement compensation data gathered from our peer group companies, compensation for our NEOs is also compared to broad-based third party surveys including BioWorld’s Executive Compensation report, as compiled by Salary.com, which contains financial information on public biotechnology companies, and the Radford Global Life Sciences U.S. Executive Survey. These surveys include data from various companies within the same industry and of similar size to Spectrum and provide a general understanding of current compensation practices.

Key Elements of Executive Compensation

The principal elements of compensation for our executive officers are:

•	Base salary;

•	Annual bonuses; and

•	Equity incentive awards.

Base Salary.  The base salaries of our executive officers are established as part of an annual compensation adjustment cycle. Base salaries for the year are established either at the end of the prior year or the beginning of the current year, i.e. the base salary for 2010 was set at the end of 2009. In establishing those salaries, the Compensation Committee considers the executive’s level of responsibility, experience and individual performance, impact on company results, and company performance, as well as information regarding salary levels paid to executives with comparable duties in companies at a similar stage as ours.

Annual Bonuses.  The Compensation Committee typically awards cash bonuses to executives as part of their annual overall compensation at the beginning of the next year for prior year performance, i.e. the cash bonus for 2010 performance was set in early 2011. Such cash bonuses are a reward for company results, individual achievement of goals, as well as achievement of key milestones. We have not established formal bonus target levels for our executive officers; however, the actual bonus awarded is determined based upon the Committee’s evaluation of each executive’s performance along with a review of bonus opportunities and actual bonuses paid to executives with similar duties and impact on results working in comparable companies.

Equity Incentive Awards.  Cash compensation is viewed as a reward for annual performance versus goals, Equity incentive awards are important long-term compensation tools for employee retention as well as incentivizing future performance. In addition, equity incentive awards are an important compensation tool to utilize in attracting and retaining high caliber executive talent. The Compensation Committee believes that granting equity incentive awards, including stock options and restricted stock, to our executive officers is very beneficial to stockholders because it aligns management’s interests in the enhancement of stockholder value. An executive officer receives value from these grants only if he or she remains employed by us during the vesting period, and, with regard to stock options, only if our common stock appreciates from the fair market value of our common stock on the date of the grant. In determining the number of shares subject to an equity incentive award, the Compensation Committee takes into account the executive officer’s position and level of responsibility, the executive officer’s past performance and potential future contribution, the executive officer’s existing stock and unvested restricted stock holdings, the competitiveness of the executive officer’s total compensation, including equity awards, and with reference to equity award levels of executives with comparable duties in comparable companies.

Typically, the Compensation Committee grants a lesser grant value of restricted stock than stock options because when restricted stock vests, it provides immediate value to the recipient, with less risk than stock options. In deciding whether to grant stock options or restricted stock, the Compensation Committee will review market factors such as our stock price, the different benefits offered by each type of award, past equity grants and the desired balance between performance and retention. Typically, the Compensation Committee grants equity incentive awards once annually; however, it may make additional grants based upon a number of factors, including company results and individual achievements.

Benefits and Perquisites

The NEOs are eligible for benefits that are generally available to all Spectrum employees and are subject to favorable tax treatment by the IRS under the current tax code. Such benefits include health insurance, life insurance, vacation, and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans.

We maintain a 401(k) Plan and an Employee Stock Purchase Plan, each available to all employees, to encourage employees to save for retirement and to provide incentives for our employees to exert maximum effort for our success. The 401(k) Plan provides matching employee contributions in shares of our common stock and the Employee Stock Purchase Plan provides employees with the opportunity to purchase common stock through accumulated payroll deductions, each in order to, among other things, align employees’ interests with our stockholders.

Fiscal 2010 Compensation

Our achievement of the strategic, financial and share value objectives in 2010 shaped the Compensation Committee’s decisions with respect to 2010 base salary changes, annual bonuses and equity incentive awards. Additionally, with respect to Dr. Shrotriya’s compensation, the Compensation Committee considers the terms of his employment agreement described under the heading “Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

Base Salaries

We provide base salaries to compensate executives for the services rendered during the fiscal year. In setting base salaries for the CEO and other named executive officers, the Compensation Committee considers various factors including competitive market data, the experience, skills and impact of the individual, the compensation of the individual relative to other members of the executive team; and performance of the executive and Spectrum in the prior year.

Based on these factors, the Compensation Committee determined that the base salaries for our NEOs in 2009 and 2010 were as follows:

Executive	2009	2010

Rajesh C. Shrotriya, M.D.	$600,000	$650,000
George F. Tidmarsh, M.D., Ph.D.	—	$400,000
James E. Shields	—	$240,000
Brett L. Scott	—	$225,000
Shyam Kumaria	$275,000	$290,000

Annual Bonus

The board of directors set stretch goals for Spectrum at the start of 2010, which constitute the performance objectives for the Chief Executive Officer and our other executive officers. In January 2011, the Compensation Committee determined that our executive officers met or exceeded each of the below-listed business objectives, as follows:

Goals For 2010	Results For 2010

Marketed Products
•   ZEVALIN: Grow sales 25% over 2009 sales of $15.7 million; Submit data to FDA for bioscan removal; Arrange alternate back-up supplier for Yttrium; Reduce cost of goods; Secure reimbursement in HOPPs and community setting.
• All of the Zevalin goals have been accomplished, including, but not limited to, sales of $29 million representing an 84% increase, compared to a target growth of 25%, for a drug that had experienced a declining sales trend prior to our acquisition of rights to the drug in 2009. Zevalin cost of goods was reduced significantly in 2010.
• FUSILEV: Maximize FUSILEV sales, with a goal of $4 million for 2010; while advancing an sNDA for its use in the treatment of colorectal cancer.	• All of the Fusilev goals have been accomplished: Sales of $32 million represent an increase of over 150% compared 2009 sales; and the FDA has established a PDUFA date of April 29, 2011 for a decision on our sNDA for colorectal cancer.
• Achieved profitability in the fourth quarter of 2010.
• Fourth quarter 2010 product revenues in excess of $30 million, up 500% as compared to approximately $5 million in the fourth quarter of 2009.
• Fiscal year 2010 product revenues in excess of $60 million, up 114% as compared to approximately $28 million in fiscal year 2009.
Development Pipeline
• Acquire a late stage (in Phase II or III/pivotal trial) or marketed drug.	• We in-licensed rights to belinostat, a HDAC inhibitor from TopoTarget Inc. and have accelerated the clinical trial timeline in a difficult to enroll study, with the objective of filing an NDA in 2011, or early 2012.
• Continue active monitoring of apaziquone clinical trials.	• The apaziquone clinical trials are on track for NDA submission in 2012.
• Active management of alliances with drug development partners.	• We have continued to maintain excellent relations with our alliance partners.
Financial Resources
• Maintain tight control over our expenses.	• We continued to exercise tight control over cash used in operations. In spite of the approximately $30 million paid for the licensing of belinostat, we closed 2010 with $104 million in cash, cash equivalents and investments, compared to $125 million at the start of the year; a net decrease of $21 million.
• Continue to manage expenses and capital such that we close 2010 with at least $50M in the bank (assuming an asset acquisition for about $30 million cash).	• During the fourth quarter, cash, cash equivalents and investments increased from $92 million as of September 30, 2010 to approximately $104 million as of December 31, 2010, reflecting a net increase of approximately $12 million.

Goals For 2010	Results For 2010

Human Resources
• Enhance leadership capabilities of personnel. • Hire appropriate personnel to support ZEVALIN sales growth; and personnel to support development of belinostat and other pipeline drugs.	• Maintained the companywide training and employee development to enhance corporate communication and teamwork; and also one-on-one training for key individuals in leadership roles to enable desired levels of performance to advance corporate objectives.

•   During 2010, we reviewed our staffing and strengthened the leadership in all functions -- Commercial, Development, Legal and Compliance, Finance, and Business Development; at the same time reduced headcount by approximately 20 personnel compared to the start of the year.

Investor Relations
• Continue to present at strategic healthcare and partnership conferences.	• We presented at several strategic healthcare and partnership conferences and continued to build on our investor base.
• Continue to build a base of strategic investors while maintaining relationships with NASDAQ and current investors.	• During 2010, we experienced an increase in our market capitalization of approximately 40%.

The determination of individual performance does not involve quantitative measures using a mathematical calculation in which each individual performance objective is given a numerical weight. Instead, the Compensation Committee’s determination of individual performance is a subjective determination as to whether the executive officer substantially achieved the stated objectives or over performed or under performed with respect to corporate objectives that were deemed to be important to Spectrum’s success.

Based upon results versus established goals, for fiscal 2010, the Compensation Committee determined that the individual performance of Dr. Shrotriya, our Chairman, President and Chief Executive Officer, exceeded expectations in a number of key strategic areas, including in-licensing belinostat, a late-stage drug, increasing product sales revenue from Zevalin and Fusilev to over $60 million, managing expenses and capital to end 2010 with over $100 million in cash, cash equivalents and investments, and increasing market capitalization by approximately 40% during difficult economic times and market conditions.

In making its determination regarding Dr. Shrotriya’s total compensation in 2010, the Compensation Committee took into account the fact that Dr. Shrotriya had the principal authority and executive decision-making ability required to execute, or to oversee the execution of, our goals and objectives and to lead our transformation from a small drug development company to our current status as a biotechnology company with fully integrated commercial and drug development operations by, among other things, building our research and development, sales and marketing and managerial infrastructure, and attracting and retaining key management talent. In addition, the Compensation Committee acknowledged Dr. Shrotriya’s success in continuing to build a base of strategic investors, who have expressed interest and desire to invest additional capital to spur our future growth. For these accomplishments, the Compensation Committee reasoned, and the board of directors endorsed, that the level of Dr. Shrotriya’s achievements was far in excess of the achievements of principal executive officers of peer companies and thus merited a superior bonus commensurate with preceding years. Accordingly, the Compensation Committee awarded Dr. Shrotriya a cash bonus of $950,000.

In making decisions related to the annual bonus for the other NEOs, the Compensation Committee, based primarily on Dr. Shrotriya’s recommendations, concluded as follows:

Shyam Kumaria — Mr. Kumaria’s 2010 goals were aligned with Spectrum’s overall objectives, with an emphasis on supporting attainment of the financial objectives. Based upon results achieved, Dr. Shrotriya determined that Mr. Kumaria’s individual performance exceeded expectations as follows: financial management and reporting achievements, with a focus on cost containment; completing value-added corporate projects such as successfully obtaining approximately $1 million in government grant funds, gross margin improvements on Zevalin, and optimizing tax planning. Based on Dr. Shrotriya’s recommendations, the Compensation Committee determined that Mr. Kumaria’s contributions to the achievement of our goals merited a cash bonus of $100,000 based on 2010 performance.

George F. Tidmarsh, M.D., Ph.D.— Mr. Tidmarsh joined us in July 2010 and, in the short period that he has been with us, has made contributions to the achievement of Spectrum’s strategic milestones. The Compensation Committee determined that Mr. Tidmarsh’s contributions to the achievement of our goals merited a cash bonus of $50,000 based on 2010 performance.

James E. Shields — Mr. Shields joined us in May 2010. As Chief Commercial Officer, he participates in Spectrum’s established sales incentive plan; and earned a commission of $51,975 from such participation. In addition, the Compensation Committee determined that Mr. Shields’s contributions to the achievement of our goals merited a cash bonus of $35,000 based on 2010 performance.

Brett L. Scott — Mr. Scott joined us in October 2010. In view of the limited service period in 2010, the Compensation Committee determined that Mr. Scott would not receive a cash bonus for 2010.

Equity Incentive Opportunities

The Compensation Committee reviews the mix of the equity-based awards, which primarily consist of stock options and restricted stock awards, each year to ensure that the optimal balance on performance and retention is met for each executive officer. The Compensation Committee considers the performance of Spectrum and each executive in determining the appropriate level of equity incentive opportunity granted to each executive officer in 2010, which is summarized in the Grants of Plan-Based Awards table on page 42.

In addition, based on the factors previously discussed, the Compensation Committee approved stock option and restricted awards to each NEO on January 3, 2011 as follows:

	Stock Options		Restricted Stock
Executive	# Granted	Exercise price	# Granted	Fair Market Value

Rajesh C. Shrotriya, M.D.	1,000,000	$6.87	250,000	$6.87
George F. Tidmarsh, M.D., Ph.D.	50,000	$6.87	20,000	$6.87
James E. Shields	50,000	$6.87	20,000	$6.87
Brett L. Scott(1)	—	—	—	—
Shyam Kumaria	50,000	$6.87	20,000	$6.87

(1)	Mr. Scott was not awarded stock options or restricted stock due to his limited tenure with us.

Payments upon Termination of Employment or Change-in-Control

Dr. Shrotriya has an employment agreement that provides for certain payments and benefits upon separation from Spectrum. The payments and benefits as provided within the agreement are designed to achieve the following objectives: protect earned benefits in the case that Dr. Shrotriya is terminated without cause or as may result from a change in control of Spectrum, and to act in the best interests of the stockholders at all times. The level of benefits provided under Dr. Shrotriya’s agreement reflects the Compensation Committee’s assessment of market conditions to provide a competitive level of compensation if he is impacted by a termination without cause or a change of control of Spectrum as well as a recognition of the results achieved by Dr. Shrotriya over his time of service to us.

Dr. Shrotriya would receive certain severance benefits if he is terminated by Spectrum at the expiration of the term of the agreement (if not renewed), if his employment is terminated by us without cause, if his employment is terminated as a result of a change in control or his position is adversely affected due to a change in control and he resigns, or if he voluntarily terminates from Spectrum. The benefits are described in greater detail in this proxy statement under the heading “Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

We currently do not provide any severance benefits to the other NEOs, other than would be provided under general policies that apply to all of our other employees.

Impact of Accounting and Tax Considerations on Compensation

Stock — Based compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options and restricted stock, is measured in accordance with authoritative guidance. We measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense over the service period over which the awards are expected to vest.

162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid in any given year to a NEO in excess of $1.0 million. Performance-based compensation plans are not subject to this restriction. In the event the proposed compensation for any of our NEOs is expected to exceed the $1.0 million limitation, the Compensation Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs. In light of our significant net operating losses, Section 162(m) is not considered a significant factor in executive officer compensation decisions at this time.

280G and 4999

Sections 280G and 4999 of the Internal Revenue Code relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control if the payment exceeds 2.99 times the executive’s base earnings (as defined by the applicable Section). Dr. Shrotriya’s employment agreement provides that we will compensate him for any excise taxes as might arise upon a change-in-control of Spectrum. The decision to provide Dr. Shrotriya with this tax gross-up reflects the relatively low cash compensation Dr, Shrotriya received in prior years (which increases his potential 280G tax liability should a change in control occur), and to encourage Dr. Shrotriya to hold his stock options awarded in prior years for an extended period (which he has done). We do not currently provide similar tax protection to our other NEOs, should a change-in-control occur.

Risk Assessment of Compensation Policies and Practices

Our Compensation Committee has considered the concept of risk as it relates to our compensation program, and based on such consideration, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk-taking based on our fixed and variable compensation structure.

The fixed (or salary) portion of compensation is designed, in part, to provide a steady income regardless of stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short and long-term corporate performance. For short-term performance, a cash bonus is awarded based on the achievement of the performance criteria established for us and/or each executive officer based on performance criteria that the Compensation Committee believes to be challenging, yet does not encourage risk-taking, such as the achievement of product development and regulatory milestones, the acquisition of new products and the continuation of strategic corporate collaborations. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time, which further aligns the interests of our executives with those of our stockholders. The Compensation Committee believes that these variable elements of overall compensation are a sufficient percentage of overall compensation to motivate executive officers to produce superior short and long-term corporate results, while the fixed element is also sufficiently high such that the executive officers are not encouraged to take unnecessary or excessive risks. In addition, our internal controls and ethics code also help mitigate risks associated with our compensation program.

Based on the foregoing, the Compensation Committee concluded that risks arising from our compensation program are not reasonably likely to have a material adverse effect on us and do not encourage or incentivize excessive or inappropriate risk-taking by our employees.

Role of Executives in Setting Compensation

Our CEO makes recommendations on changes to compensation to the Compensation Committee for all executive officers except himself. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs.

Role of the Compensation Consultant

In 2010, management engaged Grant Thornton LLP to develop our compensation peer group, perform total compensation benchmarking analysis and make recommendations on potential annual and equity incentive opportunity levels for each NEO. Grant Thornton also assisted us in complying with the SEC proxy disclosure requirements as it relates to the preparation of the CD&A and related tabular calculations. Grant Thornton is independent and all work performed by Grant Thornton is subject to review and approval of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Drs. Krassner, Maida and Arora. None of the members of our Compensation Committee is or has been an officer or employee of Spectrum. None of our executive officers has served as a director or member or the compensation committee of any other entity, any of whose executive officers served on our board of directors or our Compensation Committee.

Equity Compensation Plan Information

The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2010.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued		for Future Issuance
	Upon Exercise	Weighted-average	Under Equity
	of Outstanding	Exercise Price of	Compensation Plans
	Options,	Warrants	(excluding securities
Plan Category	Warrants or Rights	and Rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	8,756,594	$4.16	10,816,185
Equity compensation plans not approved by security holders(2)	445,000	5.04	—
Employee Stock Purchase Plan approved by security holders	N/A	N/A	4,766,002

Total	9,201,594	$4.20	15,582,187

(1)	We have three stock incentive plans: the 1997 Stock Incentive Plan, or the 1997 Plan, the 2003 Amended and Restated Incentive Award Plan, or the 2003 Plan, and the 2009 Incentive Award Plan, or the 2009 Plan, which was approved by our stockholders in June 2009. Subsequent to the adoption of the 2009 Plan, no new options have been granted pursuant the 2003 Plan or 1997 Plan. The board and the stockholders initially approved 10,000,000 shares of common stock available for issuance under the 2009 Plan. Beginning on January 1, 2010, and each January 1st thereafter, the number of shares of common stock available for issuance under the 2009 Plan shall increase by the greater of (i) 2,500,000 and (ii) a number of shares such that the total number of shares of common stock available for issuance under the 2009 Plan shall equal 30% of the then number of shares of common stock issued and outstanding. Thus, the authorized and available shares may fluctuate over time. As of December 31, 2010, incentive awards for up to approximately 10.8 million shares of common stock were available for grant under the 2009 Plan.

(2)	The number represents 445,000 shares of common stock issuable upon exercise of warrants issued to our non-employees under plans approved by our board of directors that we believe are not required to be approved by our stockholders pursuant to the rules of the NASDAQ Stock Market. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under these types of equity compensation plans is zero; however, our board of directors may approve additional issuances of warrants under circumstances that it decides are appropriate.

The above table does not include warrants issued to investors in connection with financing transactions. As of December 31, 2010, there were outstanding investor warrants to purchase up to an aggregate of 3,747,312 shares of our common stock, with a weighted average exercise price of $6.62 per share, which are scheduled to expire on September 15, 2011, if not exercised.

Further details regarding warrants issued by us are included in footnote 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 10, 2011.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2011 proxy statement and the 2010 Annual Report on Form 10-K.

Stuart M. Krassner, Sc.D., Psy.D, Chair.
Anthony E. Maida, III, M.A., M.B.A., Ph.D
Krishan K. Arora, Ph.D.

Summary Compensation Table

The following information sets forth summary information concerning the compensation we awarded or accrued during 2010, 2009 and 2008 to our Chief Executive Officer, Chief Scientific Officer, Senior Vice President of Finance, Chief Commercial Officer and Acting Chief Financial Officer.

				Stock	Option	All Other
				Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)		Total ($)

Rajesh C. Shrotriya, M.D.	2010	650,000	950,000	930,000	2,530,000	454,195	(2,4)	5,514,195
Chairman, Chief Executive	2009	600,000	1,000,000	—	2,159,000	33,956	(2)	3,792,956
Officer and President	2008	600,000	1,000,000	388,000	839,500	34,694	(2)	2,862,194
George F. Tidmarsh, M.D., Ph.D.(5)	2010	181,258	50,000	60,300	472,000	6,276		769,835
Senior Vice President, Chief Scientific Officer and Head of Research and Development Operations
Shyam Kumaria	2010	290,000	100,000	46,500	394,000	97,524	(3,4)	928,024
Senior Vice President,	2009	275,000	60,000	—	429,900	21,449	(3)	786,349
Finance	2008	250,000	50,000	65,850	113,000	22,113	(3)	500,963
James E. Shields(6)	2010	138,433	86,975	—	288,234	17,566		531,208
Senior Vice President and Chief Commercial Officer
Brett L. Scott(7)	2010	49,959	—	—	247,000	2,374		299,333
Senior Vice President and Acting Chief Financial Officer

(1)	The amounts reflect the aggregate grant date fair value of awards made to such named executive officers. For additional information, refer to note 12 of our financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 10, 2011.

(2)	Amounts include: (a) annual 401(k) matching contribution made by us in shares of our common stock and healthcare premiums, which is a benefit offered to all our employees, (b) premiums paid on life insurance policies covering his life and having as beneficiary his estate or other beneficiaries, (c) amounts related to the personal use of a leased company car, gas and repairs, and (d) legal fees related to negotiations of his employment agreement. No individual component of this amount exceeds $25,000.

(3)	Amounts include annual 401(k) matching contribution made by us in shares of our common stock, and premiums paid on healthcare and life insurance policies, which are benefits that are offered to all of our employees.

(4)	In early 2010, in conjunction with tax planning strategies and in order to reduce our accumulated balance sheet obligations, we offered all employees a payout of accumulated vacation. Pursuant to this program, Dr. Shrotriya was paid $410,423 and Mr. Kumaria $73,496.

(5)	Dr. Tidmarsh was named Senior Vice President, Chief Scientific Officer and Head of Research and Development Operations in July 2010.

(6)	Mr. Shields was named Senior Vice President and Chief Commercial Officer in May 2010.

(7)	Mr. Scott was named Senior Vice President and Acting Chief Financial Officer in October 2010.

Grants of Plan-Based Awards in 2010

The following table provides information about equity awards granted to the NEOs in 2010. There can be no assurance that the grant date fair value of stock and option awards will be realized by the NEOs.

		All Other	All Other
		Option	Stock
		Awards:	Awards:		Grant Date
		Number of	Number of	Exercise or	Fair Value
		Securities	Shares of	Base Price	of Stock
		Underlying	Stock or	of Option	and Option
Name	Grant Date	Options (#)	Units (#)	Awards ($)	Awards ($)(1)

Rajesh C. Shrotriya, M.D.	1/8/2010	500,000		4.65	$1,380,000
	7/1/2010	500,000		3.92	$1,150,000
	1/8/2010		200,000		$930,000
George F. Tidmarsh, M.D., Ph.D.	7/15/2010	200,000		4.02	$472,000
	7/15/2010		15,000		$60,300
Shyam Kumaria	1/8/2010	50,000		4.65	$138,000
	2/5/2010	10,000		4.39	$26,000
	7/1/2010	100,000		3.92	$230,000
	1/8/2010		10,000		$46,500
James E. Shields	5/10/2010	100,000		4.65	$275,000
	6/30/2010	1,080		3.90	$2,473
	7/1/2010	1,000		3.92	$2,300
	9/30/2010	3,570		4.09	$8,461
Brett L. Scott	10/11/2010	100,000		4.28	$247,000

The exercise price of all the option awards listed above is equal to the fair market value on the dates of grant in accordance with the terms of our equity incentive plans. All the awards listed above vest annually in equal 25% increments with 25% immediately vested on the date of grant.

(1)	The amounts reflect the grant date fair value dollar amount for financial statement reporting purposes. Fair value assumptions can be found in note 11 to our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 10, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award. With respect to the Grants of Plan-Based Awards table above, the general terms of the equity awards are set forth below such table.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table provides information regarding the outstanding option and stock awards as of December 31, 2010.

	Option Awards					Stock Awards
						Equity	Equity
						Incentive	Incentive
						Plan	Plan Awards:
	Number of	Number of				Awards:	Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying		Option	Option	Shares of	Shares of
	Unexercised	Unexercised		Exercise	Expiration	Stock Not	Stock Not
Name	Options (#)	Options (#)		Price ($)	Date	Vested (#)	Vested ($)(7)
	Exercisable	Unexercisable

Rajesh C. Shrotriya, M.D.	12,000	—		4.75	06/17/12
	75,000	—		1.06	09/25/12
	225,000	—		1.99	09/05/13
	215,000	—		4.90	09/12/13
	200,000	—		4.23	01/01/16
	150,000	—		5.08	09/26/16
	350,000	—		5.53	01/01/17
	100,000	—		3.15	12/06/17
	500,000	—		2.55	03/25/18
	112,500	37,500	(1)	1.43	12/06/18
						50,000 (4)	343,500
	175,000	175,000	(1)	1.47	01/16/19
	250,000	250,000	(1)	6.09	06/26/19
	125,000	375,000	(1)	4.65	01/08/20
	125,000	375,000	(1)	3.92	07/01/20
						150,000 (5)	1,030,500
George F. Tidmarsh, M.D., Ph.D.	—	200,000	(3)	4.02	07/15/20
						15,000 (6)	103,050
Shyam Kumaria	40,000	—		4.26	12/06/15
	20,000	—		3.15	12/06/17
	50,000	—		2.55	03/25/18
	37,500	12,500	(1)	1.43	12/06/18
						7,500 (4)	51,525
	25,000	25,000	(1)	1.47	01/16/19
	2,500	2,500	(1)	4.89	05/21/19
	50,000	50,000	(1)	6.09	06/26/19
	12,500	37,500	(1)	4.65	01/08/20
	10,000	—	(2)	4.39	02/05/20
	25,000	75,000	(1)	3.92	07/01/20
						7,500 (5)	51,525
James E. Shields	—	100,000	(3)	4.65	05/10/20
	250	750	(1)	3.92	07/01/20
	1,080	—	(2)	3.90	06/30/20
	3,570	—	(2)	4.09	09/30/20
Brett L. Scott	—	100,000	(3)	4.28	10/11/20

(1)	Option shares vest annually in equal 25% increments, with 25% immediately vested on the grant date.

(2)	Option shares vest immediately.

(3)	Option shares vest 25% on anniversary date, and in 36 equal monthly increments thereafter.

(4)	Shares granted on December 6, 2008 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every December 6th thereafter until fully-vested.

(5)	Shares granted on January 8, 2010 with 25% vesting on the grant date, and continuing to vest in equal 25% increments every January 8th thereafter until fully-vested.

(6)	Shares granted on July 15, 2010, and vesting in equal 25% increments every July 15th thereafter until fully-vested.

(7)	Calculation based on the closing price of the common stock on December 31, 2010 of $6.87 per share.

Stock Vested Table in Fiscal Year 2010

The following table provides information regarding the number of shares acquired upon vesting of restricted stock in 2010 and the value realized by the NEOs. There were no option exercises by NEOs in 2010.

	Stock Awards
	Number of
	Shares	Value
	acquired on	realized on
Name	Vesting (#)	Vesting ($)(1)

Rajesh C. Shrotriya, M.D.	125,000	602,250
George F. Tidmarsh, M.D., Ph.D.	0	0
Shyam Kumaria	15,000	71,975
James E. Shields	0	0
Brett L. Scott	0	0

(1)	The value realized on vesting in the above table was calculated based on the price of the common stock on the vesting date.

Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements

On June 20, 2008, we entered into an employment agreement with Dr. Shrotriya, our President and Chief Executive Officer, which became effective as of January 2, 2008 and replaced his previous employment agreement. The employment agreement expires on January 2, 2012, unless terminated earlier, and automatically renews for a one-year term unless either party gives written notice of such party’s intent not to renew the agreement at least 90 days prior to the commencement of the next year. The employment agreement requires Dr. Shrotriya to devote his full working time and effort to our business and affairs of us during the term of the agreement. The employment agreement provides for a minimum annual base salary with annual increases, periodic bonuses and option grants as determined by the Compensation Committee.

Compensation and Benefits

Dr. Shrotriya shall receive an annual base salary of $600,000, as adjusted annually based upon the performance of Dr. Shrotriya and Spectrum, as determined by the Compensation Committee.

Dr. Shrotriya shall also be paid an annual performance bonus in cash and/or equity based awards, no later than January 31 of the year following, in an amount to be determined by the Compensation Committee according to Dr. Shrotriya’s achievement of annual performance objectives mutually agreed upon by Dr. Shrotriya and our board of directors.

Under the agreement, Dr. Shrotriya is entitled to receive additional employment benefits, including the right to participate in any incentive plans and to receive life, medical, dental, paid vacation, estate planning services, a leased vehicle and reimbursements for automobile related expenses, and other benefits.

Termination

Dr. Shrotriya’s employment may be terminated due to non-renewal of the agreement by us, by mutual agreement of the parties, by us for cause (as that term is defined in the agreement) or without cause, on grounds of disability or death of Dr. Shrotriya, by Dr. Shrotriya for no reason or for good reason (as those terms are defined in the agreement), or by Dr. Shrotriya’s non-renewal of the agreement.

If (i) the agreement is not renewed by us, (ii) Dr. Shrotriya is terminated without cause, or (iii) Dr. Shrotriya resigns for good reason, then Dr. Shrotriya’s guaranteed severance payments include the right to receive (a) a lump sum payment equivalent to the aggregate of two years’ cash compensation; (b) company-paid continued coverage for Dr. Shrotriya and his eligible dependents under our existing health and benefit plans for two years; and (c) immediate vesting of all options, restricted stock and other equity based awards granted to Dr. Shrotriya. Dr. Shrotriya shall have three years to exercise all vested equity based awards. Since options issued to Dr. Shrotriya pursuant to our 1997 Plan can only be exercised for ninety days after termination, a replacement option shall be granted to Dr. Shrotriya at termination to allow for three years’ of exercisability.

In the event Dr. Shrotriya voluntarily resigns for good reason, or is terminated by us without cause, we will pay or reimburse Dr. Shrotriya for reasonable relocation expenses up to a certain amount.

If Dr. Shrotriya’s employment is terminated without cause prior to the end of a calendar year, then our board of directors shall determine the amount of any bonus that would have been paid to Dr. Shrotriya had his employment continued through the end of the calendar year and we shall pay Dr. Shrotriya the pro rata amount of the bonus.

If the agreement is terminated due to death or disability of Dr. Shrotriya, a lump sum equal to three months of base salary, at the time of his termination, shall be paid to Dr. Shrotriya, his legal representative or estate, as applicable. All equity based awards, such as options and restricted stock, shall immediately vest and shall remain exercisable in accordance with the terms of the respective equity plan and individual agreement(s) governing such options and as otherwise set forth in the agreement.

If Dr. Shrotriya voluntarily resigns his employment for no reason, any stock options or other equity based awards (except for restricted stock) shall immediately become fully vested upon the effective date of Dr. Shrotriya’s resignation, and he shall have three years to exercise all such vested equity based awards. Dr. Shrotriya shall receive the same benefits for any unexpired options issued pursuant to our 1997 Plan as if he had been terminated without cause by us.

If during the term of the agreement, Dr. Shrotriya resigns for good reason (as defined in the agreement) other than pursuant to the circumstances of a change in control and the board has not cured the condition(s) that constitute good reason, then Dr. Shrotriya shall receive all of the severance benefits he would receive if he had been terminated without cause by us. Upon a change of control of Spectrum, if (i) Dr. Shrotriya’s employment is terminated (other than by Dr. Shrotriya) without cause within twelve months thereafter; or (ii) Dr. Shrotriya is adversely affected in certain terms outlined in the agreement, and Dr. Shrotriya, within twelve months after an event constituting a change of control, elects to resign his employment with us, then in either case, Dr. Shrotriya shall be provided with company-paid senior executive outplacement and shall receive the same severance benefits as he would receive if he was terminated by us without cause. However, instead of two years’ cash compensation, Dr. Shrotriya shall receive three years cash compensation. In addition, upon a change of control, we shall pay Dr. Shrotriya a one-time payment of $600,000.

If the agreement is terminated due to mutual agreement, Dr. Shrotriya’s non-renewal of the agreement, or by us for cause, he shall not be entitled to any severance.

Other

If any payment or distribution by us to or for the benefit of Dr. Shrotriya is subject to the excise tax imposed by Section 4999 of the IRC or any interest or penalties are incurred by the Dr. Shrotriya with respect to such excise tax, then Dr. Shrotriya shall be entitled to receive an additional payment in an amount such that after payment by Dr. Shrotriya of all taxes (including any interest and penalties imposed with respect thereto) and excise tax imposed upon such payment, Dr. Shrotriya retains an amount of the payment equal to the excise tax imposed upon the payment.

If we determine that any payments to Dr. Shrotriya under the agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended, the payment schedule of that benefit shall be revised to the extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. We may attach conditions to or adjust the amounts so paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of this adjustment; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Potential Payments Upon Termination or Following a Change in Control

The tables below reflect the amount of compensation to each of our NEOs in the event of termination of such executive’s employment or following a change in control of Spectrum. The amount of compensation payable to each NEO upon voluntary termination without cause, retirement, involuntary termination without cause, involuntary termination for cause or termination following a change of control, in the event of disability or death of the executive, and following a change in control of Spectrum is shown below. Where applicable, the amounts shown assume that termination was effective as of December 31, 2010 and use the closing price of our common stock on such date of $6.87, and are estimates of the amounts which would be paid out to the executives upon their termination. In the case of payments upon termination, the actual amounts to be paid out can only be determined at the time of such executive’s separation from Spectrum.

	Voluntary				Involuntary		Change in
	Termination				Termination	Involuntary	Control
	Without				Without	Termination	(Qualifying	Change in
Rajesh C. Shrotriya, M.D.	Cause ($)	Retirement	Death ($)	Disability ($)	Cause ($)	For Cause	Termination) ($)	Control ($)
Cash Severance payments	—	—	162,500	162,500	3,200,000	—	4,800,000	—
Cash payments	—	—	—	—	—	—	—	600,000
Benefit payments	—	—	—	—	173,690	—	263,036	—
Vesting Acceleration — Options	3,282,750	—	3,282,750	3,282,750	3,282,750	—	3,282,750	—
Vesting Acceleration — Restricted Stock	—	—	1,374,000	1,374,000	1,374,000	—	1,374,000	—
280 G gross up	—	—	—	—	—		2,251,286	—

Total	3,282,750	—	4,819,250	4,819,250	8,030,440	—	11,971,072	600,000

George F. Tidmarsh, M.D., Ph.D.
Cash Severance payments	—	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	570,000	—
Vesting Acceleration — Restricted Stock	—	—	—	—	—	—	103,050	—

Total	—	—	—	—	—	—	673,050	—

Shyam Kumaria
Cash Severance payments	—	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	551,450	—
Vesting Acceleration — Restricted Stock	—	—	—	—	—	—	103,050	—

Total	—	—	—	—	—	—	654,500	—

James E. Shields
Cash Severance payments	—	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	224,213	—
Vesting Acceleration — Restricted Stock	—	—	—	—	—	—	—	—

Total	—	—	—	—	—	—	224,213	—

	Voluntary				Involuntary		Change in
	Termination				Termination	Involuntary	Control
	Without				Without	Termination	(Qualifying	Change in
	Cause ($)	Retirement	Death ($)	Disability ($)	Cause ($)	For Cause	Termination) ($)	Control ($)

Brett L. Scott
Cash Severance payments	—	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	259,000	—
Vesting Acceleration — Restricted Stock	—	—	—	—	—	—	0	—

Total	—	—	—	—	—	—	259,000	—

Cash severance payments:  Includes base salary, bonus and auto allowance payable, pursuant to terms of the employment agreement described above. Excludes any additional tax payments by us relating to Section 4999 of the Internal Revenue Code of 1986, as amended, as provided for in the employment agreement described above.

Cash payments:  Consists of a one-time payment upon a change in control of our Company pursuant to terms of the employment agreement described above. Excludes any additional tax payments by us relating to Section 4999 of the Internal Revenue Code of 1986, as amended, as provided for in the employment agreement described above.

Benefit payments:  Includes COBRA insurance payments for healthcare insurance premiums payable, pursuant to terms of the employment agreements described above, for two years unless the lump-sum option is elected. Under the “Change in Control” scenario, an estimated cost for outplacement services is also included, pursuant to terms of the employment agreement described above.

Vesting Acceleration — Options:  Includes the aggregate intrinsic value of those stock options whose vesting is accelerated upon termination, either pursuant to terms of the employment agreements described above, or pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the difference between the last closing price of our common stock, on or before December 31, 2010, and the exercise price of the options.

Vesting Acceleration — Restricted Stock:  Includes the aggregate fair market value of restricted stock whose vesting is accelerated upon termination pursuant to terms of our equity incentive plans. The calculation of such fair value is based on the last closing price of our common stock, on or before December 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of reporting forms furnished to us, and written representations that no other reports were required, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, officers and any persons holding 10% or more of our common stock with respect to our fiscal year ended December 31, 2010 were satisfied on a timely basis with the exception of Dr. Tidmarsh, our Chief Scientific Officer, who filed a Form 5 on February 14, 2011 to report an earlier acquisition of 1,125 shares of our common stock in connection with an asset purchase transaction that closed in July 2010.

OTHER MATTERS

Our board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

This proxy statement and the accompanying proxy card, together with a copy of our 2010 annual report, are being mailed to our stockholders on or about May 13, 2011. You may also obtain a complete copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, with all exhibits filed therewith, from the SEC’s web site at www.sec.gov under EDGAR filings. We will provide to you a copy of our Form 10-K by writing us at 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052, Attn: Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 13, 2011

The proxy statement and annual report to our stockholders for the year ended December 31, 2010 are available at our Investor Relations page of our Internet website under the heading “Annual Meeting and Proxy Information.” Our web page is http://www.sppirx.com.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2012 Annual Meeting.  Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our proxy statement with respect to the 2012 annual meeting should arrange for such proposal to be delivered to us at our principal place of business no later than January 14, 2012, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the Rules and Regulations of the SEC and other laws and regulations to which interested persons should refer.

In addition, pursuant to our bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at the 2012 annual meeting of stockholders must submit a notice of the proposal or nomination including the information required by our bylaws to us between March 15, 2012 and April 14, 2012, or else it will be considered untimely and ineligible to be properly brought before the meeting. However, if our 2012 annual meeting of stockholders is not held between May 14, 2012 and August 12, 2012 under our bylaws, this notice must be provided not earlier than the ninetieth day prior to the 2012 annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to the 2012 annual meeting or (b) the tenth day following the date on which notice of the date of the 2012 annual meeting is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.

All such notices should be directed to our Secretary at our principal executive offices at Spectrum Pharmaceuticals, Inc., 11500 S. Eastern Avenue, Suite 240, Henderson, Nevada 89052.

Proxy Solicitation Costs.  The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained Eagle Rock Proxy Advisors, to aid in the solicitation. For these services, we will pay Eagle Rock Proxy Advisors a fee of $6,000 and reimburse them for certain out-of-pocket disbursements and expenses. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors

Brett L. Scott
Acting Chief Financial Officer

May 13, 2011

SPECTRUM PHARMACEUTICALS, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a Stockholder of SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on June 13, 2011, at 10:30 a.m. Pacific Time, at our California office located at 157 Technology Drive, Irvine, California 92618, and, revoking any proxy previously given, hereby appoints Dr. Rajesh C. Shrotriya and Brett L. Scott, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote SPECTRUM PHARMACEUTICALS, INC. capital stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.
IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
SPECTRUM PHARMACEUTICALS, INC.
JUNE 13, 2011
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Ú DETACH PROXY CARD HERE Ú

1. To elect six directors to serve on the Board of Directors.	☐ FOR ALL NOMINEES	☐WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (see Instructions below)
Nominees: Krishan K. Arora, Ph.D., Stuart M. Krassner, Sc.D., Psy.D, Luigi Lenaz, M.D., Anthony E. Maida, III, M.A., M.B.A., Ph.D., Dilip J. Mehta, M.D., Ph.D. and Rajesh C. Shrotriya, M.D.
(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” box and write that nominee’s name on the space below.)

EXCEPTIONS:

2. To approve the appointment of Ernst & Young LLP as Spectrum’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	FOR	AGAINST		ABSTAIN
	☐	☐		☐

3. Advisory vote on executive compensation.	FOR	AGAINST		ABSTAIN
	☐	☐		☐

4. Advisory vote on the frequency of the advisory vote on executive compensation.	1YR	2YRS	3YRS	ABSTAIN
	☐	☐	☐	☐

5. To approve an amendment to Spectrum’s Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 175,000,000.	FOR	AGAINST		ABSTAIN
	☐	☐		☐
Unless otherwise specified, this proxy will be voted FOR the election of each nominee for director listed on this proxy card in Proposal 1, FOR Proposals 2, 3 and 5, and 3 YRS on Proposal 4, and in the discretion of the proxy holders on all other business that comes before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	☐ I/we plan to attend the Annual Meeting.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.